The Redwood Review

3rd Quarter 2009

Redwood Trust

TABLE OF CONTENTS

Introduction	3

Shareholder Letter	4

Quarterly Overview	6

Financial Insights	10

▶ Book Value	10

▶ Cash Flow	14

▶ Balance Sheet	16

▶ GAAP Income	17

▶ Taxable Income	20

Dividends	21

Capital and Liquidity	22

Residential Real Estate Securities	23

Commercial Real Estate Securities	33

Investments in Securitization Entities	35

Appendix

Accounting Discussion	38

Glossary	41

Financial Tables	49

THE REDWOOD REVIEW 3RD QUARTER 2009	1

CAUTIONARY STATEMENT

Cautionary Statement

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2009, in each case under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) the future cash flows and investment returns we expect to receive from our investments and the timing of the receipt of such cash flows, including, without limitation, whether we will realize investment returns consistent with our base case, stress case, or upside case for any particular asset or group of assets; (ii) our beliefs about the future direction of housing market fundamentals, including, without limitation, home prices, mortgage delinquencies, inventory of homes for sale, percentage of voluntary and involuntary home sales, and mortgage interest rates; (iii) our views on the sustainability of government interventions into various financial markets and the possible future effects of the government’s withdrawal from such interventions; (iv) statements regarding our future investment strategy and our statements regarding our ability to find and create attractive investments in the future, including, without limitation, statements about our ability to participate in future securitization transactions and credit risk transfers; (v) our characterizations of the performance of investments that remain outstanding, which performance, therefore, remains subject to change in the future; (vi) statements about the possible future direction of any economic recovery, the future direction of market prices for assets we invest in, and future trends relating to our pace of acquiring or selling assets; (vii) our views about the future direction of the commercial real estate sector and our potential future investment activity in this sector, and the attractiveness of any future investment in this sector; (viii) our statements regarding future capital raising activity and our belief that we have sufficient resources to meet our capital needs for the foreseeable future; (ix) our expectations regarding future credit losses and impairments on our investments; (x) our statements regarding future operating expenses; (xi) our views regarding the drivers of interest income in future periods; (xii) our expectations relating to tax accounting that we will report a taxable loss in 2009 and that all 2009 dividends will characterized as a return of capital, our anticipation of additional losses for tax accounting purpose (and our statements regarding likely future trends in this regard), and our statement that our quarterly taxable income will remain volatile; and (xiii) statements relating to our board of directors’ intention to pay a regular dividend of $0.25 per share per quarter in 2009 and that we do not expect to pay a special dividend in 2009.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in mortgage prepayment rates; the timing of credit losses within our portfolio; our exposure to adjustable-rate and negative amortization mortgage loans; the state of the credit markets and other general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the concentration of the credit risks we are exposed to; the ability of counterparties to satisfy their obligations to us; legislative and regulatory actions, including those affecting the mortgage industry or our business; the availability of high-quality assets for purchase at attractive prices; declines in home prices and commercial real estate prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, inaccurate ratings of securities by rating agencies, rating agency downgrades of securities, and increases in the supply of real estate securities available-for-sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain our status as a real estate investment trust (REIT) for tax purposes; our ability to generate the amount of cash flow we expect from our investment portfolio; changes in our investment, financing, and hedging strategies and the new risks that those changes may expose us to; changes in the competitive landscape within our industry, including changes that may affect our ability to retain or attract personnel; our failure to manage various operational risks associated with our business; our failure to maintain appropriate internal controls over financial reporting; our failure to properly administer and manage our securitization entities; risks we may be exposed to if we expand our business activities, such as risks relating to significantly increasing our direct holdings of loans; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; our ability to successfully invest our excess capital and raise additional capital to fund our investing activity; and other factors not presently identified.

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

2	THE REDWOOD REVIEW 3RD QUARTER 2009

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our web site, www.redwoodtrust.com.

This document, called the Redwood Review, is an additional format for providing information about Redwood through a discussion of many GAAP as well as non-GAAP metrics, such as taxable income and economic book value. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. When we use non-GAAP metrics it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP metric you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

We hope you find the Redwood Review to be helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of the Redwood Review over time.

We welcome your continued interest and comments.

Selected Financial Highlights

Quarter:Year	GAAP Income (Loss) per Share	Taxable Income (Loss) per Share	Annualized Return on Equity	GAAP Book Value per Share (1)	Economic Book Value per Share (2)	Total Dividends per Share
Q307	($2.18)	$1.74	(29%)	$5.32	$27.55	$0.75
Q407	($36.49)	$0.92	(4419%)	$23.18	$22.29	$2.75
Q108	($5.28)	$0.79	(95%)	$17.89	$18.04	$0.75
Q208	($1.40)	$0.11	(30%)	$17.00	$16.72	$0.75
Q308	($3.34)	$0.07	(83%)	$12.40	$13.18	$0.75
Q408	($3.46)	($0.38)	(124%)	$9.02	$11.10	$0.75
Q109	($0.65)	($0.22)	(25%)	$8.40	$10.01	$0.25
Q209	$0.10	($0.16)	5%	$10.35	$11.30	$0.25
Q309	$0.35	($0.30)	13%	$11.68	$12.28	$0.25

(1) The Q407 GAAP book value per share is after giving retroactive effect on December 31, 2007 to the adoption of FAS 159 on January 1, 2008. Without giving retroactive effect to FAS 159, the GAAP book value per share was negative $22.18.

(2) Economic book value per share is calculated using bid-side marks (or estimated bid-side values) for our financial assets and offer-side marks (or estimated offer-side values) for our financial liabilities and we believe it more accurately reflects liquidation value than does GAAP book value per share.  Economic book value per share is reconciled to GAAP book value per share in Table 4 in the Financial Tables in this Review.

THE REDWOOD REVIEW 3RD QUARTER 2009	3

SHAREHOLDER LETTER

Dear Fellow Shareholders:

We often use a simple oil well analogy to describe our business of investing in mortgage-backed securities (MBS). Just as investors in an oil well make an educated guess about the amount of oil that can be extracted from the well, Redwood makes an educated guess about the cash flow that will be produced by an MBS investment. Investors in oil wells and MBS determine a range of outcomes they expect from an investment and then develop a corresponding bid for those assets. Both investors expect to collect more than they paid for their investments, but only know the exact profitability of an investment once the last drop of oil has been extracted or the last dollar of cash flow has been generated.

Just as oil well investors are constantly focused on how much oil will come out of the ground, how quickly it can be extracted, and how much they have to pay for it, at Redwood we are constantly focused on how much cash we expect to receive from our MBS, how quickly we will receive it, and how much we have to pay for it.

We share this analogy to shed light on our MBS investment activities thus far in 2009. Earlier this year, when there was substantial fear in the financial markets and prices for MBS had fallen to historic lows without a commensurate decrease in projected cash flows, we saw a buying opportunity. We successfully raised equity in January and again in May and put most of it to work acquiring senior MBS at very attractive prices relative to the amount of cash we expected those assets to generate. Although it is still early, we like the initial results, which are described in greater detail in our discussions of earnings and cash flow within this Review.

Predictably, however, this unprecedented investment opportunity attracted lots of investors, and numerous competitors followed after us, raising a substantial amount of capital to invest in the sector. This new pool of capital and other technical factors (in particular, the future availability of leverage under the government’s Public-Private Investment Program (PPIP)), contributed to the upward movement of MBS prices in the second and third quarters, which generally reduced the potential returns we believed we could generate from new investments.

Going back to the oil analogy, investors in the third quarter became willing to pay more to acquire a well, either because they believed there was more oil in the ground than previously thought or because through the use of leverage they believed they could pay more for the same amount of oil while continuing to generate attractive returns. At Redwood, we had no reason to believe there was more oil than we originally projected, and as investors, we are wary of relying on leverage, especially that provided through a new and untested government program, as the basis for overpaying for assets. As a result, during the third quarter we began reducing our acquisition activity of MBS, focusing instead on other investment opportunities.

Our decision to acquire senior MBS at steep discounts was an investment opportunity for Redwood, not a long-term business plan. We quickly took advantage of that opportunity and began stepping aside when the potential rewards were no longer apparent to us. Our success at Redwood has been driven in part by our history of being patient and disciplined investors, which includes pulling back from investment strategies when appropriate. Our success also stems from our portfolio management activities, which includes analyzing potential cash flows from our existing investments, calculating a range of returns based on current market values, and then taking appropriate actions.

4	THE REDWOOD REVIEW 3RD QUARTER 2009

SHAREHOLDER LETTER

While we have slowed our MBS investment pace for now, rest assured that our team at Redwood remains hard at work developing other ways to invest our capital to the benefit of our shareholders. For instance, we continue to work with our business partners to fashion customized credit solutions for large institutional investors such as banks and insurance companies.

We are not in the camp that thinks housing has bottomed. Housing fundamentals are getting worse, although generally at a slower rate. We think housing prices will continue to decline in 2010, more so in some places than in others. The recent reports that house prices have increased month over month for three consecutive periods is a reflection of a greater percentage of voluntary transactions during the seasonal summer moving period. Unfortunately, we expect involuntary transactions to represent a larger percentage of the transactions in the fall and winter periods, and as the housing inventory increases, there will be continued downward pressure on home prices.

We will be watching closely and preparing for the eventual withdrawal of government support for the mortgage market. The government is currently supporting essentially the entire mortgage market, as Fannie Mae, Freddie Mac, and the Federal Housing Administration (FHA) collectively guaranteed over 90% of the $995 billion of industry-wide loan originations in the first half of 2009, up from an average of 50% over the last 20 years. Through late October 2009, the Federal Reserve has also purchased nearly $1 trillion out of a planned $1.25 trillion of agency MBS in an attempt to lower mortgage rates and enable borrowers to refinance and lower their mortgage payments. Once the government withdraws support (assuming all other things remain unchanged), we will likely see mortgage rates move higher.

Additionally, the government has supported other mortgage related programs (e.g., PPIP, Term Asset-Backed Securities Loan Facility (TALF), and various mortgage loan modification and refinancing programs), while “stretching” various rules, regulations, and contract law to support their intervention as part of a public policy to benefit homeowners, the banking industry, and the fragile economy. This unprecedented level of government intervention is most likely unsustainable. When it sunsets, as we believe it will, it will require a highly complex and lengthy unwinding process that we believe will likely take much longer than most people expect and may have long term lingering effects on large parts of the economy.

As the government pulls back from supporting the mortgage market, triple-A investors of private capital such as pension funds, insurance companies, and banks, along with other credit investors such as Redwood, will be watching for many needed improvements in the mortgage securitization process. To rebuild investor trust, we believe that (among other things) originators must demonstrate that the loan underwriting process has improved, rating agencies must reform their methodologies, and the sanctity of contract law must be preserved, despite recent challenges pertaining to the agreements governing securitizations. To this end, Redwood continues to work with our business partners and others to offer solutions and suggest improvements for the future of the mortgage securitization market.

We appreciate your continued support.

George E. Bull, III

Chairman and CEO

THE REDWOOD REVIEW 3RD QUARTER 2009	5

QUARTERLY OVERVIEW

Third Quarter 2009

Market strategists are fond of using symbols to illustrate their predictions of how an economic cycle may play out. The current economic recovery has been projected to take many different shapes, including a “V” for a sharp, fast recovery; a “” for a fast recovery followed by a period of flat growth; a “W” for a double-dip recession; and the dreaded bathtub “” for an extended down cycle followed by eventual growth. The truth is that no one knows for sure — even the experts have strong and disparate opinions on how and when this enormous financial experiment of government intervention will end.

Similarly, there are also varying opinions on the outlook for residential and commercial real estate investments. As these opinions are more relevant to an investor in Redwood, this letter will delve into our investment philosophy, strategy, and the factors that have driven our recent acquisitions and selective sales of certain residential mortgage-backed securities (RMBS). We will also explore the challenges and opportunities we see for Redwood in the road ahead. When you finish reading this letter, we hope you will share our positive outlook for Redwood — we’re watching with a wary eye, but confident that, regardless of the shape an economic recovery takes, we have the right team, balance sheet, discipline, and patience to find and create attractive investments to benefit shareholders for years to come.

Before we move to those discussions, let’s begin with some quarterly highlights. (Reconciliations between GAAP and non-GAAP metrics are provided in the applicable modules and tables of this Review.)

▶	GAAP earnings were $27 million, or $0.35 per share in the third quarter, up from $7 million, or $0.10 per share in the second quarter.

▶
GAAP book value was $11.68 per share at quarter-end, up $1.33 or 13% in the third quarter over the prior quarter, while our non-GAAP estimate of economic value was $12.28 per share at quarter-end, up $0.98 or 9% in the third quarter over the prior quarter.

▶
During the third quarter, investment cash flow increased to $78 million, up $14 million from the second quarter, and business cash flow (after cash operating expenses) increased to $68 million, up $13 million from the second quarter.

▶	We ended the quarter with $217 million of cash.

These financial metrics are discussed in detail in the pages that follow, but we do want to make one point crystal clear. While our earnings are moving in the right direction, they are not at a level that we find acceptable. We are well aware that we need to get fully invested to reduce the earnings drag from carrying high levels of cash, but we will remain patient investors. We believe that it’s far more important to get it right than do it fast.

Our portfolio management philosophy has always been to focus on investment cash flows and to purchase assets that will deliver attractive long-term cash flows across a range of outcomes. Our decision to hold or sell an investment does not depend on our cost basis or on how much the asset has moved in price, whether up or down. Instead, our portfolio actions are forward-looking and are based on changes in expected investment cash flow and/or the risks surrounding those expectations.

6	THE REDWOOD REVIEW 3RD QUARTER 2009

QUARTERLY OVERVIEW

Third Quarter 2009 (continued)

We raised equity in the first and second quarters of 2009 to capitalize on what we expected to be an extraordinary investment opportunity to acquire senior non-agency RMBS at distressed prices. At that time we were extremely bearish on the underlying fundamentals for housing and employment. Yet even after factoring in that outlook, our target investments were projected to generate attractive base case returns, well-protected stress case returns, and exceptional upside returns if prepayments and credit outperformed our expectations. The securities that best fit our investment criteria were seasoned RMBS (issued in 2005 or earlier), backed by prime or near-prime borrowers.

In hindsight, we were right — it was an extraordinary opportunity — until prices for most non-agency RMBS rallied significantly during the last six months. We believe the primary drivers of this upward movement in prices have been the deluge of new liquidity into the RMBS space and the positive effects of government initiatives. Liquidity has come from renewed buying by traditional banks as well as new entrants into the RMBS space such as hedge funds and newly formed REITs. Liquidity has also come from a market shift away from lower-risk, lower-yielding instruments and into higher-risk, higher-yielding instruments. The Federal Reserve and Treasury Department have undertaken extraordinary steps to introduce liquidity and leverage into the capital markets as a strategy to increase the value of financial assets; these programs have included the zero interest rate policy, direct government purchases of RMBS, TALF, and PPIP.

Last quarter we hazarded a guess that RMBS prices would remain elevated as the technical forces had a good head of steam. We are not going to hazard another guess for the fourth quarter, although we will make the following observations. First, the nine PPIP managers are just kicking off their buying programs. Their potential purchasing power of $40 billion, some of which will be dedicated to commercial investments, is relatively small compared to the estimated $900 billion of RMBS outstanding. Second, credit fundamentals for residential mortgages are still trending downward. Finally, and perhaps more telling, sellers of securities are now providing financing leverage to help facilitate trades. As Yogi Berra said, “It’s déjà vu all over again.”

Let’s move on to the fundamentals underlying our investments. From a credit standpoint, serious delinquencies on prime mortgages have risen significantly since the beginning of the year, consistent with the scenarios we modeled and well within our range of expectations. On the prepayment side, prime and higher quality non-prime loans have generally paid down at a rate on the higher end of our expectations, due to seasonal factors and the low mortgage rates available to borrowers who conform to the underwriting guidelines of Fannie Mae, Freddie Mac, and the Federal Housing Administration (collectively referred to as government sponsored enterprises, or GSEs).  Overall, this is good news — credit performance has been tracking in line with our expectations and prepayments have been somewhat faster than we expected.

What really matters is what happens from here. Unlike some forecasters, we are not calling a bottom to the decline in home prices — in fact, we are modeling a further overall decline in home prices nationwide. We expect downward price pressure on housing to be caused by a mounting oversupply of homes for sale (see a detailed discussion of this topic in the Residential Real Estate Securities module of this Review) and stubbornly high unemployment. We believe these negative factors will trump the often touted positive impact from increased borrower affordability.

THE REDWOOD REVIEW 3RD QUARTER 2009	7

QUARTERLY OVERVIEW

Third Quarter 2009 (continued)

So what does it all mean for Redwood?

From an investment standpoint, as long as prices remain elevated, it will be more challenging to find senior RMBS investments that both meet our investment criteria and exceed our risk-adjusted return requirements. We do not currently intend to react to these market conditions by accepting lower yields, changing our investment risk criteria, or trying to enhance yields with repo or other callable financing. Accordingly, our recent investment pace has slowed, from $341 million in the second quarter, to $246 million in third quarter, and to $6 million in October. It is possible that the trend towards higher prices could reverse if investors’ perception of credit risk heightens or if government programs do not work as the market expects. If this happens, senior RMBS may once again be an attractive investment opportunity.

The increase in RMBS prices has, however, been good news for the overall value of our existing portfolio and has given us an exceptional opportunity to cull our portfolio. Some have asked, “Are you selling your winners?” The answer is no. We are selling our weakest performing assets from a credit standpoint. We have been able to sell these assets to investors who are either willing to accept lower returns, have a more bullish view on housing and prepayment fundamentals, or are enhancing yields by employing leverage. To that end, we sold $57 million of RMBS during the second quarter of 2009, $74 million in the third quarter, and another $34 million in October.

We have said many times that the senior RMBS investment opportunity was just that — a limited opportunity created by unprecedented market dislocations. Our goal is to create our own investments and to minimize our dependence on market liquidity cycles, which are out of anyone’s control. To this end, we are engaged with originators, triple-A investors, rating agencies, industry trade groups, and government representatives to restart the private securitization markets for mortgage loans. In the long run, we believe that it is important and necessary for the residential mortgage market to have a non-government, non-GSE securitization alternative, especially because it is inefficient to return to the day when mortgages were only financed through bank portfolio lending. Ultimately, when the private securitization markets begin to function again, we believe we will have an opportunity to resume our leading role in credit enhancing jumbo mortgages while generating long-term cash flows from credit investments we either create or acquire.

The commercial mortgage sector has historically represented a strategic area of growth for Redwood. We began making commercial investments in 1998, but it has been nearly three years since Redwood made a new commercial investment, as we have patiently waited for the risk/return balance to tip back in our favor. As we discuss below, we feel that the time to re-enter this sector is nearing. To that end, in September we hired Scott Chisholm to oversee our  commercial mortgage activities. Scott was most recently a Managing Director and Head of the New York office for Prudential Mortgage Capital Company and we are confident he is the right leader for our commercial business.

As we look at the commercial sector, we see the significant and growing imbalance in the supply and demand for commercial loan financing. Most traditional lenders are largely inactive and internally focused on their own credit and capital issues. The volume of new lending has slowed dramatically, commercial mortgage financing is becoming increasingly scarce, and there is approximately $1.4 trillion of commercial mortgage debt maturing over the next three years. Given these factors, we are confident that there will be opportunities to deploy capital in the not-too-distant future on high-quality commercial assets at attractive risk-adjusted yields.

8	THE REDWOOD REVIEW 3RD QUARTER 2009

QUARTERLY OVERVIEW

Third Quarter 2009 (continued)

When it comes to our capital plans, we are going to bang a familiar drum. Our philosophy since Redwood was founded has been to ask for capital only if we have a use for it. It seems unlikely that we would seek additional equity capital in the near term. We are compensated based on the results we generate for shareholders, not the amount of equity we manage. We believe our current cash position, projections of future cash flows, and our ability to free up capital internally is sufficient to meet our capital needs for the foreseeable future. We will reevaluate our capital needs if there is a significant change in the level of attractive investment opportunities.

In closing, we are not going to add to the list of opinions on the economic recovery...we will know when we know, just like the experts. To us, legendary newsman Edward R. Murrow’s quote from years ago seems very apropos to today’s world of financial uncertainty, “Anyone who isn’t really confused doesn’t understand the situation.” Despite this uncertainty, successful companies will use these times to their advantage by finding the right balance between capitalizing on potentially exceptional growth opportunities and managing the risk.

We believe Redwood is well positioned to strike that balance. We have a rock-solid balance sheet, an investment approach rooted in cash flow fundamentals, and a deep bench of seasoned and innovative professionals taking a leadership role in creating opportunities for Redwood in the evolving mortgage finance markets.

Rest assured, our internally managed structure aligns our interests with those of our shareholders. We appreciate your continued support.

Martin S. Hughes President, Chief Financial Officer, and Co-Chief Operating Officer	Brett D. Nicholas Chief Investment Officer and Co-Chief Operating Officer

THE REDWOOD REVIEW 3RD QUARTER 2009	9

FINANCIAL INSIGHTS

Regular readers of the Redwood Review will note subtle differences in our presentation this quarter. The Review has been slimmed down, a reflection of the increasing concentration of our investments and investment activities at Redwood versus the Fund, Sequoia, and Acacia. We also note that changes are also made each quarter to reflect information that management believes is currently the most relevant in managing the business.

Components of Book Value

Summary

▶	The following table shows the components of our GAAP Book Value and Management’s Estimate of Economic Value at September 30, 2009.

Components of Book Value
September 30, 2009
($ in millions, except per share data)

	GAAP Book Value	Adj.	Management's Estimate of Economic Value*
Cash and cash equivalents	$217		$217

Real estate securities at Redwood
Residential	732		732
Commercial	17		17
CDO	2		2
Total real estate securities at Redwood	$751		$751

Investments in the Fund	24		24
Investments in Sequoia	76	(29)	47
Investments in Acacia	2		2
Total cash, securities, and investments	$1,070		$1,041
			-
Long-term debt	(140)	76	(64)
			-
Other assets/liabilities, net	(23)		(23)

Stockholders' equity	$907		$954

Book value per share	$11.68		$12.28

▶
During the third quarter, our GAAP book value increased by $1.33 per share to $11.68. The increase resulted from $1.09 per share of positive market valuation adjustments and $0.49 per share from earnings before market valuation adjustments, less $0.25 per share of dividends.

▶
Our estimate of economic value increased by $0.98 per share to $12.28. Economic value is a non-GAAP measure determined by calculating the fair value of our investments in consolidated entities directly as opposed to deriving their reported GAAP values by netting their consolidated assets and liabilities. We also value our long-term debt at its estimated fair value rather than its amortized cost basis as reported for GAAP. See page 13 for a detailed explanation of these adjustments.

* The components of book value table presents our assets and liabilities as calculated and reported under GAAP and as adjusted to reflect our estimate of economic value, a non-GAAP metric. We show our investments in the Redwood Opportunity Fund, L.P. (the Fund) and the Sequoia and Acacia securitization entities in separate line items, similar to the equity method of accounting, reflecting the reality that the underlying assets and liabilities owned by these entities are legally not ours. We own only the securities and interests that we have acquired from these entities.

10	THE REDWOOD REVIEW 3RD QUARTER 2009

FINANCIAL INSIGHTS

Components of Book Value (continued)

▶	The following chart summarizes the $1 billion economic value of our cash, securities, and investments at September 30, 2009.

Cash, Securities, and Investments at Redwood
September 30, 2009
($ in millions)

▶
We have segmented our securities portfolio by acquisition date in the above chart to highlight that 91% of the economic value of the cash, securities and investments are currently held in cash or in recently acquired securities. Our future earnings will be driven primarily by the performance of these recent investments along with how we deploy our existing cash and future cash flows.

Cash and Liquidity

▶
Our cash and cash equivalents amounted to $217 million at September 30, 2009, and $240 million at the end of October. All of our cash is currently invested in U.S. Treasury Bills or bank deposits insured by the Federal Deposit Insurance Corporation.

▶
Our primary source of cash during the third quarter was $78 million from principal and interest payments on our investments. Our primary use of cash was $246 million for acquisitions of residential securities. See the Cash Flow section on pages 14 and 15 for detailed activity related to sources and uses of cash.

THE REDWOOD REVIEW 3RD QUARTER 2009	11

FINANCIAL INSIGHTS

Real Estate Securities at Redwood

▶
The following table presents the fair value of real estate securities at Redwood at September 30, 2009. We segment our securities portfolio by priority of cash flows — senior, re-REMIC, and subordinate — and, for residential securities, by quality of underlying loans — prime and non-prime.

Real Estate Securities at Redwood
September 30, 2009
($ in millions)
					% of Total
	<=2004	2005	2006-2009	Total	Securities

Residential
Seniors
Prime	$15	$264	$58	$337	45%
Non-prime	110	155	14	279	37%
Total Seniors	$125	$419	$72	$616	82%

Re-REMIC
Prime	$2	$9	$82	$93	12%
Total Re-REMIC	$2	$9	$82	$93	12%

Subordinates
Prime	$16	$3	$3	$22	3%
Non-prime	-	1	-	1	0%
Total Subordinates	$16	$4	$3	$23	3%

Total Residential	$143	$432	$157	$732	97%

Commercial Subordinates	$7	$2	$8	$17	2%
CDO Subordinates	$-	$2	$-	$2	1%

Total	$150	$436	$165	$751	100%

▶	The table below details the net increase in the fair value of securities at Redwood during the third and second quarters of 2009.

Real Estate Securities at Redwood
($ in millions)

	Three Months Ended
	9/30/2009	6/30/09
Beginning fair value	$517	$221

Acquisitions	246	341
Sales	(63)	(50)
Effect of principal payments	(25)	(13)
Change in fair value, net	76	18

Ending fair value	$751	$517

12	THE REDWOOD REVIEW 3RD QUARTER 2009

FINANCIAL INSIGHTS

Components of Book Value (continued)

Real Estate Securities at Redwood (continued)

▶
During the third quarter, we acquired $246 million of residential securities, consisting of $220 million of prime and non-prime senior securities, $25 million of prime re-REMIC securities, and $1 million of subordinate securities. We also sold $74 million residential securities and realized gains of $11 million. We continue to prudently manage our portfolio and may sell additional assets as conditions merit.

▶	In October 2009, we acquired $6 million in prime residential senior securities, and sold $34 million of prime residential senior securities and $8 million of commercial subordinate securities.

▶
Principal payments reduced the fair value of our securities by $25 million during the third quarter compared to $13 million in the second quarter. The increase in principal payments primarily reflects the increase in size of our portfolio. The rate of unscheduled prepayments on our securities was generally unchanged from the prior quarter.

▶	Our securities increased in value by $76 million during the third quarter. This increase was primarily due to increased demand for residential senior and re-REMIC securities.

Investments in the Fund and the Securitization Entities

▶	Our investments in the Fund, Sequoia, and Acacia totaled $102 million, or 12% of our securities and investments at September 30, 2009.

▶
The fair value (which equals GAAP carrying value) of our investment in the Fund was $24 million. The Fund is primarily invested in non-prime residential securities and is managed by a subsidiary of Redwood. Our investment represents a 52% interest in the Fund.

▶
Our Sequoia investments consist predominately of AAA-rated interest-only securities issued by Sequoia, and to a smaller extent, senior and subordinate securities. We calculated the $47 million estimate of economic value for these securities using the same valuation process that we follow to fair value our other real estate securities. In contrast, the $76 million of GAAP carrying value of these investments represents the difference between the assets and liabilities owned by the Sequoia entities.

▶
The fair value of our investments in Acacia was $2 million and the GAAP carrying value was $2 million. These investments consist of equity interests and securities in the Acacia CDO entities we sponsor, which have minimal value, as well as management fees. We valued the management fees at $2 million, which equals our projected management fees discounted at a 45% rate.

Debt

▶	We had no short-term debt at September 30, 2009. We currently fund our investments with permanent capital (equity and long-term debt) that is not subject to margin calls and financial covenants.

▶
At September 30, 2009, we had $140 million of long-term debt outstanding at an interest rate of LIBOR plus 225 basis points due in 2037. We estimated the $64 million economic value of this debt using the same valuation process used to fair value our other financial assets and liabilities. Economic value is difficult to estimate with precision as the market for this debt is largely inactive.

THE REDWOOD REVIEW 3RD QUARTER 2009	13

FINANCIAL INSIGHTS

Cash Flow

▶
The sources and uses of cash in the table below are derived from our GAAP Consolidated Statement of Cash Flows for the third and second quarters of 2009 by aggregating and netting all items in a manner consistent with the way management analyzes them. This table excludes the gross cash flows generated by our Sequoia and Acacia securitization entities and the Fund (cash flows that are not available to Redwood), but does include the cash flows distributed to Redwood as a result of our investments in these entities. The beginning and ending cash balances presented in the table below are GAAP amounts.

Redwood
Sources and Uses of Cash
($ in millions)
	Three Months Ended
	9/30/2009	6/30/2009

Beginning Cash Balance	$337	$333
Business cash flows:
Cash flow from securities and investments	$78	$64
Asset management fees	1	1
Cash operating expenses	(10)	(8)
Interest expense on long-term debt	(1)	(2)
Total business cash flows	68	55
	0
Other sources and uses:
Proceeds from asset sales	74	57
Proceeds from equity issuance	-	238
Changes in working capital	6	4
Acquistions	(246)	(334)
Repurchase of long-term debt	(3)	-
Dividends	(19)	(16)
Net other uses	(188)	(51)

Net (uses) sources of cash	$(120)	$4
Ending Cash Balance	$217	$337

▶
Third quarter business cash flow totaled $68 million, an increase of $13 million from the second quarter, primarily due to a $14 million increase in cash flow from our securities and investments, reflecting the growth in the securities portfolio from increased acquisitions in the second and third quarters. In addition, we generated $74 million of cash flow from asset sales.

▶	Our primary uses of cash in the third quarter were $246 million for acquisitions, $19 million for dividends, and $3 million for the repurchase of $10 million of our long-term debt.

▶
Third quarter cash flow from securities and investments included $32 million of coupon interest and $46 million of principal. Given the nature of our investments (senior securities acquired at discounts, deep discount subordinate securities, IOs, equity investments in Acacia, and other types) it is difficult to draw conclusions in any one period about what portion of our cash flow represents “income” and what represents a “return of capital.” It is only at the end of an asset’s life that we can accurately determine what portion of the cumulative cash received (whether principal or interest) was income and what was a return of capital.

14	THE REDWOOD REVIEW 3RD QUARTER 2009

FINANCIAL INSIGHTS

Cash Flow (continued)

▶	The table below presents the components of our cash flow from securities and investments for the third and second quarters of 2009.

Redwood
Cash Flow from Securities and Investments
($ in millions)

	Three Months Ended
	9/30/2009	6/30/2009

Securities at Redwood
Residential Senior	$45	$26
Residential Re-REMIC	3	-
Residential Subordinate	14	18
Commercial and CDO	3	4
Total Cash Flow from Securities at Redwood	65	48

Investments in the Fund	2	2
Investments in Sequoia	11	13
Investments in Acacia	-	1
Total Cash Flow from Securities and Investments	$78	$64

▶
Since we are acquiring more senior securities, the variability of the cash flows we receive every quarter is primarily dependent on prepayment speeds, and since prepayments will vary, there will be some volatility in the cash flows generated by our senior securities portfolio.

▶	We generated $3 million in cash (all interest) from our investments in re-REMICs in the third quarter.

▶
Cash flow generated from our residential subordinate securities totaled $14 million in the third quarter, compared to $18 million in the second quarter, and totaled $52 million in the first nine months of 2009. In the third quarter, we received $8 million from principal payments and $6 million from interest. The cash flow we receive on subordinate securities is heavily dependent upon the timing and amount of credit losses. See the Residential Real Estate Securities module of this Review for a detailed analysis of credit reserves on these securities.

THE REDWOOD REVIEW 3RD QUARTER 2009	15

FINANCIAL INSIGHTS

Balance Sheet

▶	The following table shows the components of our balance sheet at September 30, 2009.

Consolidating Balance Sheet
September 30, 2009
($ in millions)

	Redwood	The Fund	Securitization Entities	Intercompany	Redwood Consolidated
Real estate loans	$3	$-	$3,828	$-	$3,831
Real estate securities	751	41	270	-	1,062
Investments in the Fund	24	-	-	(24)	-
Investment in Securitization Entities	78	-	-	(78)	-
Other investments	-	-	29	-	29
Cash and cash equivalents	217	-	-	-	217
Total earning assets	1,073	41	4,127	(102)	5,139

Other assets	24	4	118	-	146

Total assets	$1,097	$45	$4,245	$(102)	$5,285
Short-term debt	$-	$-	$-	$-	$-
Other liabilities	50	2	151	-	203
Asset-backed securities issued	-	-	4,016	-	4,016
Long-term debt	140	-	-	-	140
Total liabilities	190	2	4,167	-	4,359

Stockholders’ equity	907	24	78	(102)	907
Noncontrolling interest	-	19	-	-	19
Total equity	907	43	78	(102)	926

Total liabilities and stockholders’ equity	$1,097	$45	$4,245	$(102)	$5,285

▶
We are required under GAAP to consolidate all of the assets, liabilities, and noncontrolling interest of the Fund, due to our significant general and limited partnership interests and ongoing asset management responsibilities.

▶
We are also required to consolidate the assets and liabilities of Sequoia and Acacia securitization entities that are considered to be secured borrowing transactions under GAAP. However, the securitized assets of these entities are not available to Redwood. Similarly, the liabilities of these entities are obligations payable only from the cash flows generated by the securitized assets and are not obligations of Redwood.

▶
We collapsed the securitization entities (Sequoia and Acacia) in our third quarter consolidating balance sheet to reflect our declining level of investment in these entities, and our anticipation of consolidating additional securitizations created by third parties as a result of potential acquisitions due to the new accounting standards (FAS 166 and 167) that are taking effect on January 1, 2010.

▶	At Redwood, the only debt with recourse is our $140 million of long-term debt, which is due in 2037.

16	THE REDWOOD REVIEW 3RD QUARTER 2009

FINANCIAL INSIGHTS

GAAP Income

Summary

▶	The following table provides a summary of our GAAP income for the third and second quarters of 2009.

GAAP Income (Loss)
($ in millions, except per share data)
	Three Months Ended
	9/30/2009	6/30/2009
Interest income	$70	$74
Interest expense	(25)	(39)
Net interest income	45	35

Provision for loan losses	(10)	(15)
Market valuation adjustments, net	(11)	(29)
Net interest income (loss) after provision and market valuation adjustments	24	(9)

Operating expenses	(15)	(11)
Realized gains, net	18	26
Noncontrolling interest	-	-
Benefit from (provision for) income taxes	-	1

GAAP income (loss)	$27	$7

GAAP income (loss) per share	$0.35	$0.10

▶
Our reported GAAP income was $27 million ($0.35 per share) for the third quarter of 2009, as compared to $7 million ($0.10 per share) for the second quarter of 2009. Our third quarter earnings benefited from an $10 million increase in net interest income primarily due to interest earned on senior securities acquired in 2009. Additionally, there were fewer impairment charges on subordinate securities as prices have stabilized and less credit provision expense on residential loans as loan balances have declined. Credit trends on securities and loans have generally followed our expectations.

▶
Our earnings for the third quarter of 2009 also reflect an $11 million ($0.14 per share) gain from the sale of securities, and a $7 million ($0.09 per share) gain from the repurchase of $10 million principal amount of our long term debt in July. In the second quarter, we realized a $7 million gain from the sale of securities and a gain of $19 million resulting from the deconsolidation of a Sequoia securitization trust.

▶	Operating expenses increased primarily as a result of higher variable compensation accruals. We currently anticipate that operating expenses will be lower in the fourth quarter than the third quarter.

THE REDWOOD REVIEW 3RD QUARTER 2009	17

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

▶
The tables below show the effect that Redwood, the Fund, and Securitization Entities had on our reported income for the third and second quarters of 2009. These components of our income statement represent investments and are not separate business segments.

Consolidating Income Statement
Three Months Ended September 30, 2009
($ in millions)

	Redwood	The Fund	Securitization Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$21	$-	$43	$-	$64
Net discount (premium) amortization	8	2	(4)	-	6
Total interest income	29	2	39	-	70

Management fees	1	-	-	(1)	-
Interest expense	(1)	-	(24)	-	(25)
Net interest income	29	2	15	(1)	45

Provision for loan losses	-	-	(10)	-	(10)
Market valuation adjustments, net	(8)	(1)	(2)	-	(11)
Net interest income (loss) after provision and market valuation adjustments	21	1	3	(1)	24

Operating expenses	(15)	(1)	-	1	(15)
Realized gains, net	18	-	-	-	18
Gain from the Fund	-	-	-	-	-
Gain from Securitization Entities	3	-	-	(3)	-
Noncontrolling interest	-	-	-	-	-
Benefit from (provision for) income taxes	-	-	-	-	-

Net income (loss)	$27	$-	$3	$(3)	$27

Consolidating Income Statement
Three Months Ended June 30, 2009
($ in millions)
	Redwood	The Fund	Securitization Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$18	$1	$56	$(1)	$74
Net discount (premium) amortization	3	1	(4)	-	-
Total interest income	21	2	52	(1)	74

Management fees	1	-	-	(1)	-
Interest expense	(2)	-	(39)	2	(39)
Net interest income	20	2	13	-	35

Provision for loan losses	-	-	(15)	-	(15)
Market valuation adjustments, net	(31)	(2)	4	-	(29)
Net interest income (loss) after provision and market valuation adjustments	(11)	-	2	-	(9)

Operating expenses	(11)	-	-	-	(11)
Realized gains, net	7	-	19	-	26
Gain from the Fund	-	-	-	-	-
Gain from Securitization Entities	21	-	-	(21)	-
Noncontrolling interest	-	-	-	-	-
Benefit from (provision for) income taxes	1	-	-	-	1

Net income (loss)	$7	$-	$21	$(21)	$7

18	THE REDWOOD REVIEW 3RD QUARTER 2009

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

Redwood

▶
At Redwood, net interest income was $29 million for the third quarter of 2009, as compared to $20 million for the second quarter of 2009. The acquisition of $685 million of securities funded with equity over the first three quarters of 2009 has driven the 45% increase in net interest income.

▶
Looking forward, our net interest income will be driven by our recently acquired residential senior and re-REMIC securities, which currently comprise 68% of our total earning assets. During the third quarter, these securities generated $22 million interest income, or a 14.5% effective annual yield that was comprised of 8.5% cash coupon interest and 6.0% non-cash discount amortization income. Future interest income will also be largely affected by how we deploy our remaining cash balances (which currently comprise 20% of our total earning assets) and future cash flows.

▶
Negative market valuation adjustments were $8 million, a significant decrease from the second quarter reflecting lower impairments as security prices have climbed and credit deterioration has generally remained consistent with our assumptions. Additionally, the predominance of senior cash flows in our portfolio makes our future returns less sensitive to credit than in the past. To the extent our loss expectations do not significantly change and we continue to hold fewer subordinate securities, we expect impairments to remain at or below current period levels.

Investments in the Fund and the Securitization Entities

▶	We recognized income of $3 million in the third quarter from our investments in the Fund, Sequoia, and Acacia.

▶
Net interest income was $17 million in the third quarter, as compared to $15 million in the second quarter. The increase reflects a wider spread between fixed rate assets and floating rate liabilities at Acacia. Net income or expense from hedging instruments that are used to offset this variance are reflected as a component of market valuation adjustments, net.

▶
The provision for loan losses totaled $10 million in the third quarter, down from $15 million in the prior quarter. Although serious delinquencies (90+ days past due) continued to rise in the third quarter, we note that the rate of increase has been declining in recent quarters.  There are currently no Sequoia trusts in which we had previously expensed loan loss provisions in excess of our investment.

▶
Market valuation adjustments were negative $3 million, reflecting declining values for REO properties at Sequoia, and a slight decrease in the net values of assets and liabilities at the Fund and Acacia.

THE REDWOOD REVIEW 3RD QUARTER 2009	19

FINANCIAL INSIGHTS

Taxable Income

Summary

▶
Taxable income is pre-tax profit as calculated for tax purposes. REIT taxable income excludes taxable income earned at our taxable subsidiaries. We must distribute at least 90% of our REIT taxable income as dividends in order to maintain our tax status as a REIT.

▶
Estimated taxable income for the third quarter was negative $23 million ($0.30 per share), as compared to negative $12 million ($0.16 per share) for the second quarter. Our estimated taxable income for the first nine months of 2009 was a negative $49 million ($0.68 per share). Since we anticipate a taxable loss at the REIT for the 2009 tax year, we expect all of this year’s dividends to be characterized as a return of capital.

▶	Our quarterly taxable income is likely to remain volatile as it is difficult to accurately project the quarter in which anticipated credit losses will occur.

Overview

▶
There are differences in accounting for GAAP and tax that can lead to significant timing differences in the recognition of income and losses. (Reconciliations of tax and GAAP income are shown in Table 2 in the Financial Tables in this Review.) For example, we are not allowed to anticipate credit losses for tax in a similar manner as for GAAP.

▶
As a result of these differences, our taxable income is generally higher than our GAAP income during the initial periods of owning high credit risk assets (e.g., our portfolio of subordinate securities.) Then, as we are realizing credit losses on these subordinate securities, our taxable income is generally less than GAAP income. This is the situation we are experiencing now and we expect this relationship to continue as this portfolio continues to experience credit losses.

▶
During the third quarter, we realized $67 million of credit losses on securities for tax that we had previously provisioned for under GAAP. Realized credit losses are based on our tax basis, which averaged 43%, on securities that incurred principal face losses. After giving effect to sales of some of our commercial mortgage-backed securities (CMBS) in October, we anticipate an additional $0.3 billion of tax losses on securities, based on our projection of face losses and assuming a similar tax basis as we have recently experienced.

▶
The makeup of our investment portfolio has changed due to recent acquisitions of senior securities that we expect will incur low levels of credit losses. Thus, we expect overall timing differences between GAAP and taxable income to decrease. However, this convergence may be prolonged due to recent efforts by the government to promote loan modifications and reduce foreclosures — thereby delaying the actual incurrence of credit losses on our subordinate securities.

▶
During the third quarter, we sold securities resulting in net capital gains for tax of less than $1 million, which were offset by prior capital losses. Also, in October 2009 we sold CMBS that generated additional capital losses. The REIT currently has $135 million in capital loss carry-forwards ($1.73 share) that can be used to offset future capital gains.

20	THE REDWOOD REVIEW 3RD QUARTER 2009

DIVIENDS

Summary

What is this?

As a REIT, we are required to distribute at least 90% of our REIT taxable income in the form of dividends to shareholders. Our board of directors can declare dividends in excess of this minimum requirement.

The chart below shows the regular and special dividends per share paid to shareholders for the indicated periods and our projected regular dividend for 2009.

Regular and Special Dividends per Share

Quarterly Update

▶	On November 10, 2008, our board of directors announced its intention to pay a regular dividend of $0.25 per share per quarter in 2009.

▶	On September 9, 2009, our board of directors declared a regular dividend of $0.25 per share for the third quarter, which was paid on October 21, 2009 to shareholders of record on September 30, 2009.

▶
We expect to report a taxable loss in 2009 due to the realization of credit losses. We currently expect that Redwood’s 2009 regular dividend will constitute a return of capital and, as such, will not be taxable to shareholders.

▶	There was no undistributed REIT taxable income at September 30, 2009.

▶	We do not expect to pay a special dividend in 2009.

THE REDWOOD REVIEW 3RD QUARTER 2009	21

CAPITAL AND LIQUIDITY

Summary

What is this?

We use capital to invest in earning assets, fund our operations, fund working capital, and meet lender capital requirements with respect to collateralized borrowings, if any.

Through our internal risk-adjusted capital policy, we allocate a prudent level of capital for our earning assets to meet liquidity needs that may arise. Currently, the amount of allocated capital is equal to 100% of the fair value of the asset. The amount of capital that exceeds our risk-adjusted capital guidelines, less pending investment settlements, near-term operating expenses, and other internal capital allocations, is excess capital that can be invested to support business growth.

At September 30, 2009, our capital base included common equity plus $140 million of long-term debt at Redwood, which is due in 2037.

Redwood Reported Capital
($ in billions)

Quarterly Update

▶
Our capital totaled $1,047 million at September 30, 2009, an increase of $95 million from $952 million at June 30, 2009. Capital increased primarily as a result of increases in the fair values of our assets. In addition, our GAAP income exceeded our dividend distributions.

▶
Our excess capital position was $198 million at September 30, 2009, compared to $325 million at June 30, 2009. During the third quarter, our sources of capital were: $68 million from portfolio cash flows and management fees in excess of operating and interest expenses and $74 million from asset sales. Uses of capital included $246 million for asset acquisitions, $19 million for dividends, $3 million for the repurchase of long term debt, and $1 million in net changes in the balance of unsettled trades and working capital.

22	THE REDWOOD REVIEW 3RD QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Summary

Redwood invests in securities that are backed by pools of residential real estate loans. Most of our investments in residential real estate securities are backed by prime residential loans, although some are backed by non-prime loans such as Alt-A loans. Historically, we used our credit risk analysis capabilities to guide us in the acquisition of subordinate securities, which carry concentrated credit risk. More recently, our credit risk analysis has been applicable to understanding the range of risks and returns applicable to senior securities, which carry less concentrated credit risk, and our acquisitions have been heavily weighted to this type of security. The following discussion refers only to the residential securities owned by Redwood, exclusive of the securities owned by the Fund, Sequoia, and Acacia, and exclusive of Redwood’s investments in these entities.

Market Conditions

▶
Market prices for senior RMBS continued to rise during the third quarter driven by broad-based demand, technical factors, and by a substantial amount of excess liquidity that moved virtually all credit and equity markets higher. In addition to government programs that injected substantial liquidity into the market, money market funds had outflows of $395 billion while bond funds had inflows of over $290 billion during the first nine months of 2009.

▶	The following chart illustrates generically the prices that investors were willing to pay for senior RMBS since the beginning of 2008.

THE REDWOOD REVIEW 3RD QUARTER 2009	23

RESIDENTIAL REAL ESTATE SECURITIES

Housing Prices

▶	We remain pessimistic about housing prices and expect further declines in the near term.

▶
We are primarily focused on supply overhang, as we believe it is the most important driver of home prices at this time.  The official inventory statistics do not reflect the extent of the problem.  According to recent research from Amherst Securities Group LP, a record number of delinquent loans could transition into as many as seven million additional units that are likely to hit the market within the next approximately 18 months, which is nearly two times the most recent inventory level of 3.6 million units and larger than the September annualized existing housing sales rate of 5.6 million units. These numbers do not suggest to us that stabilization or recovery in housing prices is likely in the near term.

▶
Additionally, we believe that the improvements in recent housing data are not representative of jumbo RMBS collateral.  Home sales (and thus all home statistics) remain heavily skewed to the lower end, mostly as a result of government policy.  According to September data from the National Association of Realtors, 70% of home sales were on houses priced less than $250,000, and less than 10% of sales were on houses priced over $500,000.  Reflecting the lack of government support for higher priced houses that require jumbo mortgages, less than 3% of sales were on houses priced over $750,000. Over 49% of sales this year have been to first-time home buyers, while the move-up buyers that traditionally support jumbo housing markets have played a significantly reduced role in the overall transaction volume.

▶
Some market observers are beginning to call a bottom in home prices, pointing to increases in the indexes over the last four months. We are not in that camp. As shown in the chart below, which reflects the Los Angeles housing downturn of the early to mid 90’s, it is not uncommon for housing prices to give a few upward “head fakes” over consecutive months while the market continues to move lower (see the arrows we’ve added to the chart).

Los Angeles Area Home Prices

24	THE REDWOOD REVIEW 3RD QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Housing Prices (continued)

▶
We believe the recent increases in the S&P/Case-Shiller Home Price index have more to do with the decreasing prevalence of distressed sales. The number of these sales, as a percentage of total sales, has dropped significantly since the spring — according to the National Association of Realtors, the share of existing home sales that were distressed decreased to 29% in September, down from 50% in March. This introduces an upwards bias into the month-over-month home price statistics; since the data points do not reflect a consistent sample of homes, it is not clear that any homes have actually increased in value, or if the stronger ones are just being weighted more heavily in the index.  We believe that the decreased percentage of distressed sales is largely due to temporary forces like seasonality and the home-buyer tax credit. Therefore, as the summer moving season draws to a close, we expect involuntary transactions to again increase as a percentage of existing sales and cause the index to decline.

▶
Nationally, mortgage fundamentals continue to deteriorate. According to data from LoanPerformance, serious delinquencies continue to climb rapidly and losses were up in the third quarter. Prepayment rates slowed in the third quarter. Voluntary prepayments on prime loans decreased to 15% CPR by the end of the third quarter — down from 22% CPR at the end of the second quarter. Higher quality Alt-A loans also saw a downtick in prepayment rates throughout the quarter, while lower quality Alt-A loans continued to prepay at even slower levels.

Quarterly Update

▶	Interest income generated by our residential securities was $28 million in the third quarter, an annualized yield of 16.6% on our amortized cost of these securities.

▶
At September 30, 2009, the market value of our residential securities totaled $732 million, consisting of $337 million in prime senior securities, $279 million in non-prime senior securities, $93 million in re-REMIC securities, and $23 million in subordinate securities. Each of these is further discussed in a separate module below.

▶	During the third quarter, we invested $246 million in securities. The table below shows selected information on these acquisitions.

Acquisitions
Three Months Ended September 30, 2009
($ in millions)
		Weighted	At Acquisiton
		Average	Credit	Seriously
	Purchases	Price %	Support %	Delinquent %

Prime
Senior	$137	75	8	7
Re-REMIC	25	31	9	5
Subordinate	1	37	8	9
Total Prime	163

Alt-A
Senior	83	64	14	11

Total Acquisitions	$246

THE REDWOOD REVIEW 3RD QUARTER 2009	25

RESIDENTIAL REAL ESTATE SECURITIES

Quarterly Update (continued)

▶
Since the beginning of 2008, our investment strategy has shifted toward acquiring residential senior securities with what we believe is a comfortable margin of safety to protect against a larger range of expected credit losses. Due to the dislocations in the credit markets, we have acquired senior securities at significant discounts to principal value. Our returns on these investments will be based on how much principal and interest we ultimately receive and how quickly we receive it.

▶
We continue to pursue opportunities with regulated entities to provide customized credit-risk transfers and capital relief transactions that utilize our core competencies in credit and structuring, although the accounting and regulatory treatment for these transactions are in transition. As a result, counterparties may not enter into these types of transactions unless and until there is clarity that they will receive favorable capital treatment.

▶
At September 30, 2009, the net unamortized purchase discount on our residential securities was $423 million, comprised of $126 million on prime senior securities, $132 million on non-prime senior securities, $144 million on re-REMIC securities, and $21 million on subordinate securities. The rate at which we recognize this discount as income is dependent on how fast the underlying loans prepay — the faster the prepayments, the higher the yield.

▶	The following table breaks out the underlying loans of our prime residential securities by size, loan type, and vintage.

Prime Securities at Redwood
Composition by Product Type, Vintage, and Balance
September 30, 2009

	<= 2004		2005		2006		2007		2008		Total
Product	% of Balance	Wtd Avg Loan Rate (1)	% of Balance	Wtd Avg Loan Rate (1)	% of Balance	Wtd Avg Loan Rate (1)	% of Balance	Wtd Avg Loan Rate (1)	% of Balance	Wtd Avg Loan Rate (1)	% of Balance	Wtd Avg Loan Rate (1)

Hybrid/ARM (2)	25%	4.26%	41%	5.39%	30%	5.94%	14%	6.47%	9%	6.13%	28%	4.92%
Fixed	12%	5.68%	5%	6.08%	14%	6.30%	46%	6.38%	73%	6.58%	14%	6.01%

Jumbo	37%		46%		44%		60%		82%		42%

Hybrid/ARM (2)	35%	4.37%	48%	5.45%	40%	5.99%	6%	6.45%	3%	6.38%	36%	4.92%
Fixed	28%	5.64%	6%	6.05%	16%	6.27%	34%	6.38%	15%	6.46%	22%	5.82%

Conforming	63%		54%		56%		40%		18%		58%

Totals	100%		100%		100%		100%		100%		100%

(1) Average rate is based on underlying loan balances.
(2) ARMs represent approximately 2% of our portfolio.

▶	The majority — or 58% — of the loans underlying our securities are within the Agency conforming loan limits. These limits vary by county and are as high as $729,750 in high cost areas.

▶
The table above also provides the weighted average coupon rates for the respective year of issuance. As of the end of October 2009, the current fixed mortgage rate for a conforming Agency loan was approximately 5.2%. Should mortgage rates decline, the ability of borrowers to refinance and the attractiveness of financing will increase, although mortgage rates are only one of the factors affecting refinancing.

26	THE REDWOOD REVIEW 3RD QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Quarterly Update (continued)

▶
Historically, conforming loan rates have generally been about 200 basis points over 10-year Treasury rates and jumbo mortgage rates have been roughly 25 basis points over conforming loan rates. As illustrated in the chart below, spreads have widened over the last two years during the credit crisis. More recently, spreads between conforming loans and the 10-year have normalized due to Treasury Department and Federal Reserve policy programs. The spread between jumbo and conforming mortgages remains wide but has improved from an average of 147 basis points in the first quarter of 2009 to 81 basis points in the third quarter, and more recently to 72 basis points in mid-October.

Jumbo and Conforming 30-year Fixed Mortgage Rates

▶
For the past 18 months, there has been a high correlation between prepayments on loans underlying Fannie Mae 5.5% coupon securities and prepayments on jumbo fixed-rate loans. For most of that time period, prepayments on loans underlying the Fannie Mae 5.5% coupon securities have been faster than jumbo fixed-rate loan prepayments, primarily reflecting the wide spread between the Agency and jumbo loan rates. As mentioned above, this spread has been tightening, causing the difference between prepayment speeds to narrow to its lowest level this year, as seen in the graph below.

Prepayments Speeds (%)

THE REDWOOD REVIEW 3RD QUARTER 2009	27

RESIDENTIAL REAL ESTATE SECURITIES

Residential Prime Senior Securities Portfolio

What is this?

Residential prime securities are mortgage-backed securities backed by prime residential mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on our prime senior securities and underlying loan characteristics are set forth in Tables 6, 7, 8, and 9A in the Financial Tables in this Review.

Quarterly Update

▶	The following table presents information on our residential prime senior securities at Redwood at September 30, 2009. Most of our senior securities are from the 2005 vintage.

Credit Support Analysis - Prime Senior Securities at Redwood
By Vintage
September 30, 2009
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$19	$337	$18	$59	$433
Net unamortized discount	(5)	(103)	(4)	(14)	(126)
Credit reserve	-	(6)	-	(5)	(11)
Unrealized gains (losses)	1	36	(1)	5	41

Fair value of AFS Prime Senior Securities	$15	$264	$13	$45	$337

Overall credit support to Prime Senior Securities (1)	10.61%	7.40%	6.27%	7.40%	7.48%
Serious delinquencies as a % of collateral balance (1)	5.78%	6.32%	6.70%	5.51%	6.05%

(1) Overall credit support and serious delinquency rates are weighted by securitization balances. Credit support and delinquencies may vary significantly by securitization.

▶
The overall credit support data presented in the table above represents the level of support for the position owned by Redwood. The credit reserve represents the losses we expect these securities to absorb. Over time, the performance of these securities may require us to reassess the amount of credit reserves we designate. We acquire securities assuming a range of outcomes and believe our returns can still be attractive even if losses increase above our current estimates.

▶
Comparing the level of credit support available to seriously delinquent loans provides a measure of the low level of credit sensitivity that exists within our senior securities portfolio. For example, a senior security may have 7% of credit support with serious delinquencies currently at 4%. Assuming a historically high 50% loss severity on these delinquencies would produce losses of 2%, leaving enough credit support for an additional 5% of losses before the senior security would start to absorb credit losses.

28	THE REDWOOD REVIEW 3RD QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Prime Senior Securities Portfolio

What is this?

Residential non-prime securities are mortgage-backed securities backed by non-prime residential mortgage loans. Non-prime residential loans include Alt-A, Option ARM, and subprime mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on our non-prime senior securities and underlying loan characteristics are set forth in Tables 6, 7, 8, and 9B in the Financial Tables in this Review.

Quarterly Update

▶	The following table presents information on our residential non-prime senior securities at Redwood at September 30, 2009. Most of our non-prime senior securities are from 2005 and prior vintages.

Credit Support Analysis - Non-Prime Senior Securities at Redwood
By Vintage
September 30, 2009
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$138	$231	$24	$2	$395
Net unamortized discount	(41)	(80)	(10)	(1)	(132)
Credit reserve	-	(10)	-	-	(10)
Unrealized gains (losses)	13	12	(2)	-	23

Fair value of Non-Prime Senior Securities (AFS)	$110	$153	$12	$1	$276

Overall credit support to Non-Prime Senior Securities (1)	15.37%	21.60%	35.46%	4.50%	20.21%
Serious delinquencies as a % of collateral balance (1)	9.45%	15.30%	21.58%	13.52%	14.36%

Fair value of Non-Prime Senior Securities (trading)	$-	$2	$-	$1	$3

Total fair value of Non-Prime Senior Securities	$110	$155	$12	$2	$279

(1) Overall credit support and serious delinquency rates are weighted by securitization balances. Credit support and delinquencies may vary significantly by securitization.

▶
Serious delinquencies in our non-prime senior portfolio are significantly higher than in our prime senior portfolio. However, the levels of credit and structural support are also significantly higher and, as a result, our non-prime senior portfolio is better able to withstand the higher levels of credit losses we expect to incur on these pools. Please see the discussion on the previous page on comparing the level of credit support to serious delinquencies.

▶	We sold our remaining subprime senior security in the third quarter and recognized a small gain.

THE REDWOOD REVIEW 3RD QUARTER 2009	29

RESIDENTIAL REAL ESTATE SECURITIES

Residential Re-REMIC Support Securities Portfolio

What is this?

A re-REMIC is a re-securitization of asset-backed securities. Depending on the structure of the re-REMIC, the cash flows from, and any credit losses absorbed by, the underlying asset-backed securities are allocated among the re-REMIC securities issued in the re-securitization transaction in a variety of ways. Information on our re-REMIC securities is set forth in Tables 6, 7, and 8 in the Financial Tables in this Review.

Recently, one or more prime residential senior securities have been pooled and securitized to create a two-tranche structure with a re-REMIC senior security and a re-REMIC support security. In these re-REMICs, all principal payments from the underlying senior securities are directed to the re-REMIC senior security until its face value is zero. Thereafter, all principal payments are directed to the re-REMIC support security. Credit losses, if any, are first absorbed by the re-REMIC support security; however, these credit losses occur only when credit losses exceed the credit protection provided to the underlying senior securities by the subordinate securities within their respective securitization structures. Both the re-REMIC senior security and the re-REMIC support security generally receive interest while any face value is outstanding.

Quarterly Update

▶	The following table presents information on our residential re-REMIC support securities at Redwood at September 30, 2009.

Credit Support Analysis - Re-REMIC Support Securities at Redwood
By Vintage
September 30, 2009
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$6	$35	$243	$35	$319
Net unamortized discount	(4)	(20)	(104)	(16)	(144)
Credit reserve	(1)	(5)	(80)	(9)	(95)
Unrealized gains	-	-	13	-	13

Fair value of AFS re-REMIC Support Securities	$1	$10	$72	$10	$93

Overall credit support to re-REMIC support securities (1)	8.13%	7.80%	3.41%	6.83%	6.70%
Serious delinquencies as a % of collateral balance (1)	4.39%	5.49%	3.11%	4.86%	4.68%

(1) Overall credit support and serious delinquency rates are weighted by securitization balances. Credit support and delinquencies may vary significantly by securitization.

30	THE REDWOOD REVIEW 3RD QUARTER 2009

RESIDENTIAL REAL ESTATE SECURITIES

Residential Subordinate Securities Portfolio

What is this?

Subordinate securities are the interests in a securitization that are not senior interests. Subordinate securities are those interests in a securitization that have the last right to cash flows and are first in line to absorb losses. Residential subordinate securities owned at Redwood are backed by prime and non-prime residential loans. Information on our subordinate securities and underlying loan characteristics are set forth in Tables 6, 7, 8, 9A, and 9B in the Financial Tables in this Review.

Quarterly Update

▶	The table below presents the components of fair value (which equals GAAP carrying value) of residential subordinate securities at Redwood at September 30, 2009.

Residential Subordinate Securities at Redwood
September 30, 2009
($ in millions)

	Vintage
	<=2004	>=2005	Total
Available for sale (AFS)
Current face	$214	$307	$521
Credit reserve	(166)	(283)	(449)
Net unamortized discount	(16)	(5)	(21)
Amortized cost	32	19	51

Unrealized gains	1	1	2
Unrealized losses	(18)	(13)	(31)

Fair value of AFS Subordinate Securities	$15	$7	$22

Fair value of trading subordinate securities	1	-	1

Total fair value of Subordinate Securities	$16	$7	$23

▶
Credit losses totaled $97 million in our residential subordinate portfolio in the third quarter, down from $127 million in the second quarter. We expect future losses will extinguish the large majority of our securities in the 2005 and later category as reflected by our $283 million of credit reserves compared to the $307 million face value of those securities. We expect losses on the securities in the 2004 and earlier category will also be high based on our level of reserves to face value, but we expect to recover some principal over time. Until then, we will continue to earn interest on the face value of those securities.

▶
Due to the structure of RMBS, once losses in a pool of mortgages exceed our investment in that pool, we cannot suffer additional losses as the most we have to lose is capped at our investment in the securities in that pool.

THE REDWOOD REVIEW 3RD QUARTER 2009	31

RESIDENTIAL REAL ESTATE SECURITIES

Residential Subordinate Securities Portfolio (continued)

Quarterly Update (continued)

▶
The following table presents information on our residential available for sale (AFS) subordinate securities at Redwood at September 30, 2009, by their priority to absorb losses within their respective securitization.

Residential AFS Subordinate Securities at Redwood
By Loss Ranking and Vintage
September 30, 2009
($ in millions)

	<2004			2005-2008			Total
	Face	Credit Reserve	Market Value	Face	Credit Reserve	Market Value	Face	Credit Reserve	Market Value
Loss rank
6th	$21	$4	$4	$73	$52	$3	$94	$56	$7
5th	22	16	1	38	38	-	60	54	1
4th	14	11	1	32	32	1	46	43	2
3rd	41	36	2	86	85	1	127	121	3
2nd	35	30	3	52	51	1	87	81	4
1st	81	69	4	26	25	1	107	94	5
Total	$214	$166	$15	$307	$283	$7	$521	$449	$22

32	THE REDWOOD REVIEW 3RD QUARTER 2009

COMMERCIAL REAL ESTATE SECURITIES

Commercial Securities Portfolio

What is this?

We invest in commercial real estate loans and securities. Currently, all of our existing commercial investments at Redwood are subordinate securities. This discussion is exclusive of commercial securities owned by Acacia.

Commercial Market Overview

▶
Commercial real estate values are in the process of establishing a new equilibrium. According to the Moody’s/REAL Commercial Property Price Index (CPPI), commercial property prices have fallen over 40% from their October 2007 peak. The consensus among many market participants is that prices will continue to decline.

▶	Approximately half of the $3.4 trillion outstanding commercial mortgage loans are scheduled to mature sometime before the end of 2012, as illustrated in the chart below.

Maturities by Year and Lender Type

THE REDWOOD REVIEW 3RD QUARTER 2009	33

COMMERCIAL REAL ESTATE SECURITIES

Commercial Securities Portfolio (continued)

Commercial Market Overview (continued)

▶
Traditional mortgage market participants (including CMBS lenders, banks, and insurance companies) have diminished capacity for new lending. Many of these lenders are primarily focused on their own capital and risk management issues and have significantly tightened their underwriting standards in response to deteriorating fundamentals in the commercial sector (see chart below).

Delinquencies by Major Lenders

▶
Falling commercial property values, more conservative lending standards, and debt shortfalls should result in opportunities to carefully invest in commercial assets with attractive long term cash flows. We are prepared to take advantage of these opportunities and to provide solutions for targeted borrowers and assets that require new capital.

▶
Despite deteriorating fundamentals, prices on most CMBS improved materially during the third quarter.  In part, the rally was fueled by the Federal Reserve’s TALF program and the Treasury Department’s PPIP program, each of which provide non-recourse leverage for the acquisition of certain types of these securities.

Quarterly Update

▶
Our legacy portfolio of commercial securities (acquired prior to 2008) generated $3 million of cash flow during the third quarter, down from $4 million in the second quarter as delinquencies increased and reduced our cash receipts.

▶
In early October, we sold the majority of our 2006 and 2007 vintage CMBS and generated proceeds of $8 million. We continually manage our portfolio and determined that it was prudent to sell these assets in October.

▶
Our remaining investments in commercial securities consist of predominantly 2004 and 2005 subordinate bonds with a market value of $9 million. These securities have a face value of $176 million and credit reserves of $162 million.

▶
Realized credit losses on our commercial subordinate securities of $21 million were charged against our designated credit reserve in the third quarter of 2009, up from $5 million in the second quarter. The large majority of these losses were incurred on the securities we sold in October.

34	THE REDWOOD REVIEW 3RD QUARTER 2009

INVESTMENTS IN SECURITIZATION ENTITIES

Summary

What is this?

We sponsor securitization entities — Sequoia and Acacia — that acquire mortgage loans and securities and create and issue ABS backed by these loans and securities.

Our investments in Sequoia include IO’s and some senior and subordinate securities.  Our investments in Acacia include equity interests and other securities in the Acacia CDO entities we sponsor. We also receive asset management fees from the Acacia entities.

Quarterly Update

▶	At September 30, 2009, our aggregate investments in Sequoia and Acacia represented 9% of our GAAP book value.

▶
Cash generated by our investments in Sequoia and Acacia totaled $12 million in the third quarter of 2009 compared to $15 million in the second quarter of 2009. The majority — $10 million— of this cash flow was generated from the Sequoia IOs we own, which were primarily issued prior to 2006.

▶
Our Sequoia IOs have significant prepayment risk. These IOs earn the “spread” between the coupon rate on the $2.5 billion notional amount of underlying adjustable rate mortgage (ARM) loans and the cost of funds (indexed to one-month LIBOR) on the ABS issued within each respective securitization entity. Returns on these investments increase when prepayments slow and decrease when prepayments speed up.

▶
Prepayment speeds remain low as the ARM loans at Sequoia are largely indexed to one and six-month LIBOR. For September 2009, these loans had a weighted average coupon of 2.69%. Given the current very low coupon rate, we expect prepayment speeds on these loans to remain low, which is positive for the future cash flow generation from our IO investments. The prepayment speed on the hybrids, which represent 5% of the consolidated Sequoia loans, has increased this year as these loans are nearing their reset dates and borrowers are likely facing higher future payments and are refinancing into other options.

Residential Loans at Sequoia
Prepayment Speeds

THE REDWOOD REVIEW 3RD QUARTER 2009	35

INVESTMENTS IN SECURITIZATION ENTITIES

Quarterly Update (continued)

▶	The economic value of our Sequoia investments at September 30, 2009, was $47 million, consisting of $45 million of IOs and $2 million of senior and subordinate securities.

▶
The economic value of our investments in Acacia at September 30, 2009, was $2 million and is primarily derived from expected future management fees discounted at 45%. As noted in prior Reviews, collateral rating downgrades by credit rating agencies have now shut off the cash flows on all of our equity investments in Acacia and these are valued at zero.

▶
Our investments in consolidated securitization entities do not appear on our balance sheet as assets; rather, they are reflected as the difference between the consolidated assets of Sequoia and Acacia ($4.3 billion at September 30, 2009) and the consolidated Sequoia and Acacia ABS issued to third parties ($4.2 billion), which are carried on our consolidated balance sheet at their amortized cost. Thus, at September 30, 2009, the GAAP book value of Redwood’s investments in Sequoia and Acacia was $78 million. This differs from the $49 million estimated fair value of our investments in these securitization entities.

▶
The consolidation of the assets and liabilities of securitization  entities also leads to potentially volatile reported earnings for a variety of reasons including; the amortization of premium on the loans and liabilities at Sequoia, the credit loss provision for the loans at Sequoia, the adoption of fair value for all the assets and liabilities of Acacia, and deconsolidation events.  Each of these factors could cause income to vary significantly in any quarter.

▶
In the third quarter, we recognized income of $3 million from Sequoia and Acacia as compared to $21 million in the second quarter.  The primary reason for this difference was the deconsolidation of a Sequoia entity in the second quarter that resulted in a one-time gain of $19 million.

36	THE REDWOOD REVIEW 3RD QUARTER 2009

ACCOUNTING DISCUSSION

Mark-to-Market Valuation Process

▶
Market values reported for our assets and liabilities (except for those held at historical cost) reflect an “exit price,” or the amount we believe we would realize if we sold an asset or would pay if we repurchased a liability in an orderly transaction. This is the required accounting standard even if we have no intention to sell assets or repurchase liabilities.

▶
Establishing market values is inherently subjective given the volatile and illiquid markets for our real estate assets and liabilities and requires us to make a number of assumptions, including assumptions about the future of interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses. The assumptions we apply are specific to each asset or liability.

▶
Although we rely on our internal calculations to compute the fair value of the securities we own, we request and consider indications of value (marks) from third-party dealers to assist us in our valuation process. The availability of third-party marks continues to decline, in part because some dealers no longer exist and others have ceased providing client valuation services. For September 30, 2009, we received dealer marks on 75% of our securities and 89% of our ABS issued. In the aggregate, our internal valuations of the securities on which we received dealer marks were 4% lower (i.e., more conservative) than the aggregate dealer marks. Our internal valuations of our ABS issued on which we received dealer marks were 8% higher (i.e., more conservative) than the aggregate dealer marks.

Accounting Discussion

▶
The rules regarding mark-to-market (MTM) accounting are complex, may not be consistent across portfolios or clearly reflect the underlying economics, and continue to change. This accounting discussion is intended to provide investors with a better understanding of the impact of MTM adjustments on our reported results.

▶
MTM adjustments can result from changes in fair values caused either by a change in expected cash flows (i.e., increased credit loss estimates that reduce expected cash flows), a change in market discount rates (i.e., the market requires a greater risk premium and/or interest rates rise), or a combination of both. MTM adjustments may be recognized through our income statement or through our balance sheet. MTM adjustments also arise from other changes in assets and liabilities such as principal payments, amortization of premiums and discounts, and, on occasion, reclassifications required by new accounting principles.

▶
Subordinate and most senior securities held at Redwood and the real estate securities held by the Fund are accounted for as AFS securities. We carry AFS securities on our balance sheet at their fair value. Positive changes in the fair value of AFS securities in any period are accounted for as increases to stockholders’ equity and do not flow through our income statement.

38	THE REDWOOD REVIEW 3RD QUARTER 2009

ACCOUNTING DISCUSSION

Accounting Discussion (continued)

▶
Accounting for negative changes in the fair value of AFS securities in any period requires a multi-step process involving quantitative and judgmental evaluations. The purpose of this process is to determine whether any decline in the market value of a security below its cost basis is  “temporary” or “other-than-temporary” impairment. Temporary impairments are recorded as a reduction of stockholders’ equity. Other-than-temporary impairments are fully expensed through our income statement to the extent we do not believe we will hold the security for a duration in which it can recover in value. However, if we do not expect to sell the security, a further evaluation is needed to determine the “credit portion” of the other-than-temporary impairment. In this scenario, only the credit portion is recorded through our income statement, with the remaining “non-credit portion” recorded as a reduction of stockholders’ equity.

▶	For the Sequoia entities, we generally consolidate the loans and liabilities, which are reported at amortized cost, except for REO, which are reported at the lower of cost or fair value.

▶
For accounting purposes, we consolidate the balance sheets and income statements of the Acacia securitization entities. All changes in fair value for these assets and liabilities flow through the income statement. These adjustments can have a positive or negative impact on income in any period.

▶	The following diagram outlines the process for determining the amount of impairments and what portion flows through our income statement and what portion flows through our balance sheet.

THE REDWOOD REVIEW 3RD QUARTER 2009	39

ACCOUNTING DISCUSSION

Accounting Discussion (continued)

▶	The first step is to determine if the fair value is less than the cost basis. If not, there is no impairment.

▶
The second step is to determine whether we have the intention to sell the security. If so, the asset is other-than-temporarily impaired and we record the entire difference between fair value and our cost basis through our income statement.

▶
The third step is to ascertain whether we would be required to sell the security before it recovers in value. If we would be required to sell, then the asset is other-than-temporarily impaired and the entire MTM adjustment is taken through the income statement. It should be noted that since we currently fund the purchase of our securities with equity (and long-term debt), we generally do not expect to be required to sell our securities.

▶
The fourth step is to determine if there has been an adverse change in projected cash flows. If there has been an adverse change, we then compare the present value of expected future cash flows from the security to its amortized cost. The discount rate used in this analysis is equal to the yield we expected to earn on the asset in the previous reporting period.

•	If the present value is greater than amortized cost, there is no other-than-temporary impairment and MTM adjustments are recorded through the balance sheet.

•	If the present value is less than the amortized cost, there is other-than-temporary impairment. The difference between the fair value and amortized cost is then separated into:

–	the amount relating to credit loss (which is the difference between the market value and the present value) which is recognized through the income statement, and

–	the amount relating to all other factors (which is the difference between the present value and amortized cost) which is recognized through the balance sheet.

40	THE REDWOOD REVIEW 3RD QUARTER 2009

GLOSSARY

ACACIA
Acacia is the brand name for the collateralized debt obligation (CDO) securitizations Redwood sponsored. The underlying securities are generally backed by residential prime, Alt-A, and subprime real estate loans, and commercial real estate loans. Acacia also owns related assets such as CDO securities issued by other real estate oriented CDOs, corporate debt issued by equity REITs, commercial real estate loans, and synthetic assets derived from real estate assets. Redwood typically acquired a portion of the CDO credit-enhancement (or “equity”) securities issued by Acacia; these are the securities that are in the first-loss (highest risk) position with respect to absorbing any credit losses that may occur within the assets owned by the Acacia entities. Redwood also periodically retained or acquired ABS issued by Acacia. Redwood’s credit risk is limited to its investments in Acacia and each Acacia entity is independent of the others. Redwood also earns asset management fees for ongoing management of the Acacia entities. For GAAP accounting purposes, we consolidate the assets and liabilities of the Acacia entities and their associated income and expense.

ADJUSTABLE-RATE MORTGAGES (ARMs)
Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of two-to-10 years and then become adjustable-rate).

AGENCY
Agency refers to government-sponsored enterprises (GSEs), including the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan and Mortgage Corporation (Freddie Mac), and the Government National Mortgage Association (Ginnie Mae).

ALT-A SECURITIES or ALT-A LOANS
Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and a higher percentage of investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST
Amortized cost is the initial acquisition cost of an AFS security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of the impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)
Asset-backed securities (ABS) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

THE REDWOOD REVIEW 3RD QUARTER 2009	41

GLOSSARY

AVAILABLE FOR SALE (AFS)

An accounting method for debt and equity securities in which the securities are reported at their fair value on the balance sheet. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet. See the Accounting Discussion module for further details.

BOOK VALUE (GAAP)

Book value is the value of our common equity in accordance with GAAP. As measured for GAAP, through December 31, 2007, reported book value generally incorporated mark-to-market adjustments for securities and interest rate agreements, but not for loans or liabilities. Beginning January 1, 2008, book value as measured for GAAP includes mark-to-market adjustments on a wider variety of assets and liabilities.

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS

The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONSTANT (OR CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (CPR) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EQUITY

Core equity is not a measure calculated in accordance with GAAP. GAAP equity includes mark-to-market adjustments for some of our assets and interest rate agreements (“accumulated other comprehensive income”). Core equity excludes these mark-to-market adjustments. Core equity in some ways approximates what our equity value would be if we used historical amortized cost accounting exclusively. A reconciliation of core equity to GAAP appears in the Table 4 in the Financial Tables in this Review, Table 6 is Average Balance.

CREDIT SUPPORT

Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

ECONOMIC VALUE (MANAGEMENT’S ESTIMATE OF ECONOMIC VALUE)

Economic value closely relates to liquidation value and is calculated using the bid-side marks (or estimated bid-side values) for all of our financial assets, and offered-side marks (or estimated offered-side values) for all of our financial liabilities. We calculate management’s estimate of economic value per share as a supplemental measure to book value per share calculated under GAAP. Our economic value per share estimates are reconciled to GAAP book values per share in Table 4 in the Financial Tables of this Review.

42	THE REDWOOD REVIEW 3RD QUARTER 2009

GLOSSARY

FASB

Financial Accounting Standards Board.

THE FUND

The Fund refers to the Redwood Opportunity Fund, L.P., which is managed by Redwood Asset Management, a wholly-owned subsidiary of Redwood.

GAAP

Generally Accepted Accounting Principles in the United States.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (IOs) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the ABS issued that have principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balances of the underlying pools of assets pay down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments accelerate.

LEVERAGE RATIOS

When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING

Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many of our assets are carried on our balance sheet at their fair value rather than historical amortized cost. Through December 31, 2007 changes in the fair value of some of our assets and hedges were reported through our income statement. Beginning January 1, 2008 we began to use mark-to-market accounting for income statement purposes for a wider variety of assets and liabilities. This makes quarter-to-quarter GAAP income trends potentially more volatile. Taxable income is generally not affected by market valuation adjustments.

THE REDWOOD REVIEW 3RD QUARTER 2009	43

GLOSSARY

MARKET VALUATION ADJUSTMENTS (MVA)

Market valuation adjustments (MVA) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

NON-GAAP METRICS

Not all companies and analysts calculate non-GAAP metrics in the same manner. As a result, certain metrics as calculated by Redwood may not be comparable to similarly titled metrics reported by other companies. Redwood uses non-GAAP metrics such as management’s estimate of economic value and core equity to provide greater transparency for investors. Our non-GAAP metrics are reconciled to GAAP in the Financial Tables in this Review.

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

OPTION ARM LOAN

An option ARM loan is a residential mortgage loan that generally offers a borrower four monthly payment options consisting of: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 30-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year year amortization schedule.

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with high quality credit characteristics, such as borrowers with high FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by high credit-quality loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (700 or higher), low weighted average LTVs (75% or less), limited concentrations of investor properties, and a low percentages of loans with low FICO scores or high loan-to-value ratios.

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity. Our profitability ratios appear in Table 5 in the Financial Tables in this Review.

44	THE REDWOOD REVIEW 3RD QUARTER 2009

GLOSSARY

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (REIT) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO)

Real estate owned (REO) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT RETAINED TAXABLE INCOME (UNDISTRIBUTED REIT TAXABLE INCOME)

REIT retained taxable income is not a measure calculated in accordance with GAAP. REIT retained taxable income is the taxable income earned at the REIT after dividend distributions to our shareholders, less corporate income taxes paid at the REIT level. A reconciliation of REIT retained taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pre-tax income calculated for tax purposes at Redwood including only its REIT subsidiaries (i.e., excluding its taxable subsidiaries). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must distribute at least 90% of REIT taxable income as dividends to shareholders over time. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay income tax on the REIT taxable income we retain (up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

REMIC

A real estate mortgage investment conduit (REMIC) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY

A re-REMIC is a resecuritization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting re-REMIC securities in a variety of ways.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

THE REDWOOD REVIEW 3RD QUARTER 2009	45

GLOSSARY

RETAINED TAXABLE INCOME

Retained taxable income is not a measure calculated in accordance with GAAP. Retained taxable income is the taxable income earned at the REIT after dividend distributions to shareholders and taxes. It also includes all of the taxable income earned at our taxable subsidiaries, less corporate income taxes paid, as we generally retain the after-tax income at our taxable subsidiaries. A reconciliation of retained taxable income to GAAP income appears in Table 2 in the Financial Tables.

RETURN ON EQUITY (ROE) AND ADJUSTED RETURN ON EQUITY

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is GAAP income divided by core equity.

SENIOR SECURITIES

Senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid.) To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to paydown the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally AAA-rated.

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Most of the loans the Sequoia entities acquire are prime-quality loans. Most of the investment grade ABS issued by Sequoia are sold to third-party investors. Redwood historically acquired most of the subordinate securities and any IOs issued by these securitization entities. Acacia also acquired some senior and subordinate securities and IOs issued by Sequoia. Redwood’s credit risk is limited to its investments in Sequoia and each Sequoia entity is independent of the others. For GAAP accounting purposes, we generally consolidate the assets and liabilities of the Sequoia entities and their associated income and expenses.

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. In the past, as another form of short-term debt, we have issued collateralized commercial paper. We may issue these or other forms of short-term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in high-quality loans and securities.

SUBORDINATE SECURITIES (JUNIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated AA or below.

46	THE REDWOOD REVIEW 3RD QUARTER 2009

GLOSSARY

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

Typical characteristics of subprime loan pools include more than 60% of loans with FICO scores below 680, weighted average LTVs over 85%, more than 70% of loans with LTVs over 75%, and loans with LTVs over 80% with no mortgage insurance.

TAXABLE INCOME

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

THE REDWOOD REVIEW 3RD QUARTER 2009	47

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48	THE REDWOOD REVIEW 3RD QUARTER 2009

Financial Tables

3rd Quarter 2009

Redwood Trust

49

Table 1: GAAP Earnings ($ in thousands, except per share data)	50

										Nine	Nine
	2009	2009	2009	2008	2008	2008	2008	2007	2007	Months	Months
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	2009	2008

Interest income	$64,424	$74,332	$83,903	$124,452	$126,227	$140,444	$171,978	$193,728	$207,023	$222,659	$438,649
Discount (premium) amortization on securities, net	9,575	3,864	4,917	(1,189)	7,850	6,258	10,864	18,869	20,514	18,356	24,972
Other investment interest income	25	54	76	572	487	514	732	984	1,143	155	1,733
Premium amortization expense on loans	(3,642)	(3,988)	(7,459)	(547)	(3,372)	(10,215)	(7,509)	(6,656)	(8,349)	(15,089)	(21,096)
Total interest income	70,382	74,262	81,437	123,288	131,192	137,001	176,065	206,925	220,331	226,081	444,258

Interest expense on short-term debt	-	-	-	(3)	(65)	(68)	(183)	(377)	(5,858)	-	(316)

Interest expense on ABS	(22,071)	(36,066)	(44,517)	(94,430)	(88,294)	(93,993)	(123,431)	(147,799)	(155,661)	(102,654)	(305,718)
ABS issuance expense amortization	(570)	(586)	(553)	(1,470)	(930)	(1,921)	(2,093)	(4,644)	(4,616)	(1,709)	(4,944)
ABS interest rate agreement (expense) income	(1,123)	(1,111)	(1,098)	(1,934)	(1,259)	(1,246)	(1,245)	1,265	1,959	(3,332)	(3,750)
ABS issuance premium amortization income	234	313	335	476	557	1,955	2,183	1,930	2,096	882	4,695
Total ABS expense consolidated from trusts	(23,530)	(37,450)	(45,833)	(97,358)	(89,926)	(95,205)	(124,586)	(149,248)	(156,222)	(106,813)	(309,717)

Interest expense on long-term debt	(1,307)	(1,502)	(1,809)	(2,344)	(2,164)	(2,233)	(2,533)	(3,055)	(3,150)	(4,618)	(6,930)

Net interest income	45,545	35,310	33,795	23,583	39,037	39,495	48,763	54,245	55,101	114,650	127,295
Provision for credit reserve	(9,998)	(14,545)	(16,033)	(18,659)	(18,333)	(10,061)	(8,058)	(4,972)	(1,507)	(40,576)	(36,452)
Market valuation adjustments, net	(11,058)	(29,135)	(43,244)	(111,331)	(127,146)	(60,496)	(193,929)	(1,118,989)	(102,766)	(83,437)	(381,571)
Net interest income (loss) after provision and market valuation adjustments	$24,489	$(8,370)	$(25,482)	$(106,407)	$(106,442)	$(31,062)	$(153,224)	$(1,069,716)	$(49,172)	$(9,363)	$(290,728)

Fixed compensation expense	(3,726)	(3,572)	(4,028)	(3,575)	(4,331)	(4,648)	(5,674)	(4,316)	(4,560)	(11,326)	(14,653)
Variable compensation expense	(5,216)	(1,132)	(556)	418	(616)	(330)	(1,857)	(434)	1,096	(6,904)	(2,803)
Equity compensation expense	(420)	(2,337)	(1,795)	(2,377)	(3,080)	(3,502)	(3,306)	(2,767)	(2,593)	(4,552)	(9,888)
Severance expense	(398)	-	(28)	(1,814)	-	-	-	(1,340)	-	(426)	-
Other operating expense	(5,046)	(3,778)	(4,130)	(5,954)	(8,824)	(5,775)	(5,510)	(7,412)	(5,675)	(12,954)	(20,109)
Total operating expenses	(14,806)	(10,819)	(10,537)	(13,302)	(16,851)	(14,255)	(16,347)	(16,269)	(11,732)	(36,162)	(47,453)

Realized gains (losses) on sales, net	17,561	25,525	462	5,671	(15)	2,757	(3)	7,199	(1,460)	43,548	2,739
Realized (losses) gains on calls, net	-	-	-	-	(50)	(43)	42	(126)	3,284	-	(51)
Realized gains (losses), net	17,561	25,525	462	5,671	(65)	2,714	39	7,073	1,824	43,548	2,688

Noncontrolling interest	(363)	(127)	716	2,366	2,194	(2,369)	(255)	-	-	226	(430)
Credit (provision) for income taxes	247	514	(105)	(3,914)	9,860	(937)	(1,800)	1,467	(1,837)	656	7,123
Net income (loss)	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$(1,095)	$(328,800)

Diluted average shares	78,223	66,446	53,632	33,366	33,334	32,871	32,511	29,531	27,892	65,363	32,907
Net income (loss) per share	$0.35	$0.10	$(0.65)	$(3.46)	$(3.34)	$(1.40)	$(5.28)	$(36.49)	$(2.18)	$(0.02)	$(9.99)

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 1: GAAP Earnings

Table 2: GAAP and Taxable (Loss) Income Differences ($ in thousands, except per share data)

		Estimated		Actual				Actual		Estimated	Actual
										Nine	Nine
	2009	2009	2009	2008	2008	2008	2008	2007	2007	Months	Months
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	2009	2008

GAAP net income (loss)	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$(1,095)	$(328,800)
Difference in taxable income calculations
Amortization and credit losses	(48,668)	(22,762)	(21,941)	(5,389)	(6,496)	(10,374)	1,007	(15,080)	10,426	(93,371)	(15,863)
Operating expenses	(1,717)	902	453	(1,273)	2,713	706	1,353	10,048	(2,080)	(362)	4,772
Realized (gains) losses, net	(10,936)	(25,525)	(462)	(5,671)	65	(2,714)	(39)	(4,819)	(3,073)	(36,923)	(2,688)
Market valuation adjustments, net	11,058	29,135	43,244	111,331	127,146	60,496	193,929	1,118,989	102,766	83,437	381,571
(Credit) provision for income taxes	(248)	(514)	105	3,897	(9,825)	1,447	1,159	(2,214)	1,523	(657)	(7,219)
Total differences in GAAP and taxable income	(50,511)	(18,764)	21,399	102,895	113,603	49,561	197,409	1,106,924	109,562	(47,876)	360,573

Taxable (loss) income	$(23,383)	$(12,041)	$(13,547)	$(12,691)	$2,299	$3,652	$25,822	$29,479	$48,645	$(48,971)	$31,773

REIT taxable (loss) income	$(24,933)	$(10,379)	$(8,701)	$(13,005)	$2,400	$4,414	$24,734	$32,125	$48,591	$(44,013)	$31,548
Taxable income (loss) in taxable subsidiaries	1,550	(1,662)	(4,846)	314	(101)	(762)	1,088	(2,646)	54	(4,958)	225
Taxable (loss) income	$(23,383)	$(12,041)	$(13,547)	$(12,691)	$2,299	$3,652	$25,822	$29,479	$48,645	$(48,971)	$31,773

After-tax
Retained REIT taxable (loss) income	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Retained taxable income (loss) in taxable subsidiaries	1,023	(1,097)	(3,198)	207	(43)	(444)	633	(1,325)	34	(3,272)	147
Retained taxable income (loss)	$1,023	$(1,097)	(3,198)	$207	$(43)	$(444)	$633	$(1,325)	$34	$(3,272)	$147

Shares used for taxable EPS calculation	77,669	77,503	60,228	33,471	33,238	33,184	32,710	32,385	27,986	71,874	32,803
REIT taxable (loss) income per share (1)	$(0.32)	$(0.13)	$(0.14)	$(0.39)	$0.07	$0.13	$0.76	$0.99	$1.74	$(0.60)	$0.96
Taxable income (loss) in taxable subsidiaries per share	$0.02	$(0.02)	$(0.08)	$0.01	$(0.00)	$(0.02)	$0.03	$(0.08)	$-	$(0.08)	$0.01
Taxable (loss) income per share (1)	$(0.30)	$(0.16)	$(0.22)	$(0.38)	$0.07	$0.11	$0.79	$0.91	$1.74	$(0.68)	$0.97
Retained taxable income (loss) (after-tax)	$0.01	$(0.01)	$(0.05)	$0.01	$(0.01)	$(0.01)	$0.02	$(0.04)	$-	$(0.05)	$-

(1) REIT taxable (loss) income per share and taxable (loss) income per share per quarter are based on the number of shares outstanding at the end of each quarter. REIT taxable (loss) income and taxable (loss) income per share for the year are the sum of the four corresponding quarterly per share amounts.

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 2: GAAP and Taxable (Loss) Income Differences	51

Table 3: Retention and Distribution of Taxable Income ($ in thousands, except per share data)	52

		Estimated		Actual				Actual		Estimated	Actual
										Nine	Nine
	2009	2009	2009	2008	2008	2008	2008	2007	2007	Months	Months
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	2009	2008

Dividends declared	$19,417	$19,376	$15,057	$25,103	$24,928	$24,887	$24,532	$80,496	$20,989	$53,850	$74,347
Dividend deductions on stock issued through direct stock purchase plan	2	6	30	45	165	288	192	2,605	81	38	645
Total dividend deductions	$19,419	$19,382	$15,087	$25,148	$25,093	$25,175	$24,724	$83,101	$21,070	$53,888	$74,992

Regular dividend per share	$0.25	$0.25	$0.25	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$2.25
Special dividend per share	-	-	-	-	-	-	-	2.00	-	-	-
Total dividends per share (1)	$0.25	$0.25	$0.25	$0.75	$0.75	$0.75	$0.75	$2.75	$0.75	$0.75	$2.25

Undistributed REIT taxable income at beginning of period (pre-tax):	$-	$-	$-	$21,128	$43,821	$64,582	$64,572	$115,548	$88,027	$-	$64,572
REIT taxable income (loss) (pre-tax)	(24,933)	(10,379)	(8,701)	(13,005)	2,400	4,414	24,734	32,125	48,591	(44,013)	31,548
Dividend of 2006 income	-	-	-	-	-	-	-	-	(7,682)	-	-
Dividend of 2007 income	-	-	-		(14,673)	(25,175)	(24,724)	(83,101)	(13,388)	-	(64,572)
Dividend of 2008 income	-	-	-	(12,335)	(10,420)	-	-	-	-	-	(10,420)
Dividend of 2009 income	-	-	-	-	-	-	-	-	-	-	-
Undistributed REIT taxable income (pre-tax) at period end:	$-	$-	$-	$-	$21,128	$43,821	$64,582	$64,572	$115,548	$-	$21,128

Undistributed REIT taxable income (pre-tax) at period end		-								-	-
From 2007	$-	$-	$-	$-	$-	$14,673	$39,848	$64,572	$115,548	$-	$
	-	-	-	-	20,872	29,148	24,734	-	-	-	20,872
Total	$-	$	$-	$-	$20,872	$43,821	$64,582	$64,572	$115,548	$-	$20,872

Shares outstanding at period end	77,669	77,503	60,228	33,471	33,238	33,184	32,710	32,385	27,986	77,669	33,238
Undistributed REIT taxable income (pre-tax) per share outstanding at period end	$-	$-	$-	$-	$0.63	$1.32	$1.97	$1.99	$4.13	$-	$0.63

(1)  Dividends in 2008 exceeded the year's taxable income plus undistributed income carried over from prior years.  Thus, the 2008 dividends included $8.4 million return of capital. We currently expect the 2009 dividends to be a return of capital. The portion of Redwood's dividends characterized as a return of capital is not taxable and reduces a shareholder's basis for shares held at each quarterly distribution date.

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 3: Retention and Distribution of Taxable Income

Table 4: Book Value and Other Ratios ($ in millions, except per share data)

	2009		2009		2009		2008		2008		2008		2008		January 1,		2007		2007
	Q3		Q2		Q1		Q4		Q3		Q2		Q1		2008 (1)		Q4		Q3
Short-term debt	$-		$-		$-		$-		$7		$9		$2		$8		$8		$39
Long-term debt	140		150		150		150		150		150		150		150		150		150
Redwood debt (2)	$140		$150		$150		$150		$157		$159		$152		$158		$158		$189

GAAP stockholders' equity	$907		$802		$506		$302		$412		$564		$585		$751		$(718)		$149

Redwood debt to equity	0.2	x	0.2	x	0.3	x	0.5	x	0.4	x	0.3	x	0.3	x	0.2	x	(0.2	)x	1.3	x
Redwood debt to (equity + debt)	13%		16%		23%		33%		28%		22%		21%		17%		-28%		56%

Redwood debt	$140		$150		$150		$150		$157		$159		$152		$158		$158		$189
ABS obligations of consolidated securitization entities	4,016		4,185		4,709		4,855		6,603		7,110		7,591		8,839		10,329		10,803
GAAP debt	$4,156		$4,335		$4,859		$5,005		$6,760		$7,269		$7,743		$8,997		$10,487		$10,992

GAAP debt to equity	4.6	x	5.4	x	9.6	x	16.6	x	16.4	x	12.9	x	13.2	x	12.0	x	(14.6	)x	73.8	x
GAAP debt to (equity + GAAP debt)	82%		84%		91%		94%		94%		93%		93%		92%		107%		99%

GAAP stockholders' equity	$907		$802		$506		$302		$412		$564		$585		$751		$(718)		$149
Balance sheet mark-to-market adjustments	21		(78)		(85)		(57)		(84)		(68)		(93)		(99)		(574)		(735)
Core equity (non-GAAP)	$886		$880		$591		$359		$496		$632		$678		$850		$(145)		$884

Shares outstanding at period end	77,669		77,503		60,228		33,471		33,238		33,184		32,710		32,385		32,385		27,986

GAAP equity per share	$11.68		$10.35		$8.40		$9.02		$12.40		$17.00		$17.89		$23.18		$(22.18)		$5.32
Adjustments: GAAP equity to economic value (3)
	$(0.37)		$(0.35)		$(0.15)		$(0.95)		$(1.65)		$(1.96)		$(1.65)		$(1.45)		$(1.45)		$(5.50)
Investments in Acacia	-		0.01		(0.03)		(0.21)		(0.18)		(0.66)		(0.58)		(1.17)		44.19		26.26
Long-term debt	0.97		1.29		1.79		3.24		2.61		2.34		2.38		1.73		1.73		1.47
Estimate of economic value per share (non-GAAP)	$12.28		$11.30		$10.01		$11.10		$13.18		$16.72		$18.04		$22.29		$22.29		$27.55

(1) On January 1, 2008 we elected the fair value option for the assets and liabilities of Acacia and certain other assets.
(2) Excludes obligations of consolidated securitization entities.
(3) See page 13 for a detailed explanation of these adjustments.

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 4: Book Value and Other Ratios	53

Table 5 : Profitability Ratios[1] ($ in thousands)	54

										Nine	Nine
	2009	2009	2009	2008	2008	2008	2008	2007	2007	Months	Months
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	2009	2008

Interest income	$70,382	$74,262	$81,437	$123,288	$131,192	$137,001	$176,065	$206,925	$220,331	$226,081	$444,258
Average consolidated earning assets	$5,128,893	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$11,521,330	$12,193,242	$5,334,340	$8,276,335
Asset yield	5.49%	5.58%	5.87%	7.04%	6.91%	6.73%	7.75%	7.18%	7.23%	5.65%	7.16%

Interest expense	$(24,837)	$(38,952)	$(47,642)	$(99,705)	$(92,155)	$(97,506)	$(127,302)	$(152,680)	$(165,230)	$(111,431)	$(316,963)
Average consolidated interest-bearing liabilities	$4,193,650	$4,651,125	$4,940,304	$6,613,677	$7,106,052	$7,499,474	$8,383,296	$10,716,433	$11,376,762	$4,593,562	$7,660,908
Cost of funds	2.37%	3.35%	3.86%	6.03%	5.19%	5.20%	6.07%	5.70%	5.81%	3.23%	5.52%

Asset yield	5.49%	5.58%	5.87%	7.04%	6.91%	6.73%	7.75%	7.18%	7.18%	5.65%	7.16%
Cost of funds	(2.37)%	(3.35)%	(3.86)%	(6.03)%	(5.19)%	(5.20)%	(6.07)%	(5.70)%	(5.81)%	(3.23)%	(5.52)%
Interest rate spread	3.12%	2.23%	2.01%	1.01%	1.72%	1.53%	1.67%	1.49%	1.37%	2.42%	1.64%

Net interest income	$45,545	$35,310	$33,795	$23,583	$39,037	$39,495	$48,763	$54,245	$55,101	$114,650	$127,295
Average consolidated earning assets	$5,128,893	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$11,521,330	$12,193,242	$5,334,340	$8,276,335
Net interest margin	3.55%	2.65%	2.43%	1.35%	2.06%	1.94%	2.15%	1.88%	1.81%	2.87%	2.05%

Operating expenses	$(14,806)	$(10,819)	$(10,537)	$(13,302)	$(16,851)	$(14,255)	$(16,347)	$(16,269)	$(11,732)	$(36,162)	$(47,453)

Average total assets	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$10,866,153	$12,232,304	$5,341,751	$8,355,228
Average total equity	$833,227	$575,661	$556,861	$371,503	$533,755	$602,402	$720,035	$97,534	$851,869	$656,262	$589,675

Operating expenses / net interest income	32.51%	30.64%	31.18%	56.41%	43.17%	36.09%	33.52%	27.52%	21.89%	31.54%	37.28%
Operating expenses / average total assets	1.15%	0.81%	0.76%	0.76%	0.88%	0.70%	0.71%	0.55%	0.38%	0.90%	0.76%
Operating expenses / average total equity	7.11%	7.52%	7.57%	14.32%	12.63%	9.47%	9.08%	61.23%	5.51%	7.35%	10.73%

GAAP net income (loss)	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$(1,095)	$(328,800)
GAAP net income (loss) / average total assets	2.11%	0.51%	(2.51)%	(6.57)%	(5.82)%	(2.24)%	(7.44)%	(39.66)%	(1.99)%	(0.03)%	(5.25)%
GAAP net income (loss) / average equity (GAAP ROE)	13.02%	4.67%	(25.10)%	(124.45)%	(83.41)%	(30.48)%	(95.32)%	(4418.75)%	(28.60)%	(0.22)%	(74.35)%
GAAP net income (loss) / average core equity (adjusted ROE) (2)	12.22%	4.10%	(22.64)%	(103.09)%	(79.62)%	(28.42)%	(83.31)%	(610.31)%	(25.55)%	(0.20)%	(65.01)%

(1) All percentages in this table are shown on an annualized basis.
(2) Non-GAAP metric.  See Table 4 for calculation and reconciliation of core equity.

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 5: Profitability Ratios1

Table 6: Average Balance Sheet ($ in thousands)

								Nine	Nine
	2009	2009	2009	2008	2008	2008	2008	Months	Months
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2009	2008

Real estate assets at Redwood

Senior Residential Securities
Prime	$264,773	$164,386	$77,651	$37,746	$27,880	$15,040	$663	$169,622	$14,528
Non-prime	270,353	168,383	87,464	63,050	63,818	50,056	7,061	176,070	40,312
Total Senior Residential Securities	535,126	332,769	165,114	100,796	91,698	65,096	7,724	345,692	54,839

Residential Re-REMIC Securities	69,980	26,419	-	-	-	-	-	32,389	-

Subordinate Residential Securities
Prime	58,637	43,020	47,070	88,943	147,513	177,996	145,756	49,618	157,088
Non-prime	2,218	2,767	3,450	4,105	4,450	17,184	54,464	2,807	25,366
Total Subordinate Residential Securities	60,855	45,787	50,519	93,048	151,963	195,180	200,220	52,425	182,454

Commercial subordinate securites	13,504	25,006	46,382	63,969	98,534	106,314	183,446	28,177	129,431
Commercial loans	246	247	248	249	250	251	250	247	250
Residential loans	2,315	2,435	2,600	2,960	3,671	3,759	4,507	2,449	3,979
CDO	2,255	2,595	3,429	3,856	8,628	15,492	21,297	2,755	15,139
Other real estate investments	-	-	-	50	75	2,328	5,836	-	2,746
Total real estate assets at Redwood	684,281	435,258	268,293	264,927	354,819	388,420	423,280	464,134	388,840

Earning assets at Acacia	298,615	321,206	404,596	575,709	830,311	982,169	1,439,913	341,084	1,084,131
	3,864,796	4,305,159	4,568,212	5,966,898	6,170,944	6,483,475	6,895,529	4,243,479	6,516,649
Earning assets at the Fund	57,070	58,054	62,319	71,792	75,321	56,183	33,180	59,128	54,895

Cash and cash equivalents	279,011	285,680	310,514	204,246	229,778	311,052	402,584	291,619	314,471
Earning assets	5,183,773	5,405,357	5,613,934	7,083,573	7,661,173	8,221,299	9,194,486	5,399,446	8,358,986
Balance sheet mark-to-market adjustments	(54,880)	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(65,106)	(84,779)
Earning assets - reported value	5,128,893	5,325,322	5,553,470	7,006,592	7,594,682	8,137,261	9,090,678	5,334,340	8,274,207
Other assets	9,900	(9,680)	22,148	33,714	53,420	66,200	132,786	7,411	84,135
Total assets	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,341,751	$8,358,342

Short-term debt	$-	$-	$-	$975	$7,825	$4,904	$21,477	$-	$11,402
Sequoia ABS issued	3,765,292	4,211,937	4,460,951	5,804,702	6,040,634	6,349,661	6,745,556	4,143,512	6,378,617
Acacia ABS issued	283,996	285,698	325,392	652,398	900,611	986,915	1,456,506	298,210	1,114,677
Other liabilities	91,027	66,588	55,487	32,533	(22,524)	72,870	126,790	71,164	59,045
Long-term debt	139,190	147,430	147,193	146,944	146,705	146,480	146,242	144,575	146,476
Total liabilities	4,279,505	4,711,653	4,989,023	6,637,552	7,073,251	7,560,830	8,496,572	4,657,461	7,710,218

Noncontrolling interest	26,061	28,330	29,735	31,251	41,096	40,229	6,858	28,029	29,394

Core equity (non-GAAP)	888,107	655,695	617,325	448,484	600,246	686,440	823,843	721,368	703,510
Balance sheet mark-to-market adjustments	(54,880)	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(65,106)	(84,779)
Total equity	833,227	575,661	556,861	371,503	533,755	602,402	720,035	656,262	618,731

Total liabilities and equity	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,341,751	$8,358,342

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 6: Average Balance Sheet	55

Table 7: Balances & Yields by Securities Portfolio at Redwood ($ in thousands)	56

	2009	2009	2009	2008		2009	2009	2009	2008
	Q3	Q2	Q1	Q4		Q3	Q2	Q1	Q4
Residential Prime Senior					Residential Non-Prime Subordinate
Current face	$431,289	$276,444	$160,009	$90,256	Current face	$158,613	$230,404	$327,766	$452,327
Unamortized discount	(124,295)	(91,221)	(64,884)	(41,980)	Unamortized discount	(16,556)	(18,846)	(19,512)	(29,092)
Credit reserve	(11,069)	(3,486)	(621)	-	Credit reserve	(140,046)	(208,839)	(305,422)	(419,194)
Unrealized gains (losses)	40,734	1,729	(6,738)	2,689	Unrealized (losses) gains	(806)	473	1,705	3,272
Fair value	$336,659	$183,466	$87,766	$50,965	Fair value	$1,205	$3,192	$4,537	$7,313

Average amortized cost	$264,773	$164,386	$77,651	$37,746	Average amortized cost	$2,218	$2,767	$3,450	$4,105
Interest income	$8,431	$5,475	$2,798	$992	Interest income	$1,271	$2,086	$6,315	$5,283
Annualized yield	12.74%	13.32%	14.41%	10.51%	Annualized yield	229.25%	301.61%	732.26%	514.79%

Residential Non-Prime Senior					Commercial Subordinate
Current face	$403,675	$396,135	$182,851	$108,871	Current face	$486,245	$506,746	$512,117	$514,169
Unamortized discount	(137,899)	(141,761)	(77,193)	(50,687)	Unamortized (discount) premium	(1,624)	(120)	13,798	35,069
Credit reserve	(10,098)	(16,009)	(4,159)	(3,827)	Credit reserve	(471,957)	(492,459)	(497,784)	(497,047)
Unrealized gains (losses)	23,322	(7,410)	(27,116)	(11,537)	Unrealized gains (losses)	4,169	1,502	(5,216)	(9,701)
Fair value	$279,000	$230,955	$74,383	$42,820	Fair value	$16,833	$15,669	$22,915	$42,490

Average amortized cost	$270,353	$168,383	$87,464	$63,050	Average amortized cost	$13,504	$25,006	$46,382	$63,969
Interest income	$10,513	$6,737	$3,311	$1,590	Interest income	$2,192	$1,599	$500	$(1,000)
Annualized yield	15.55%	16.00%	15.14%	10.09%	Annualized yield	64.93%	25.58%	4.31%	-6.25%

Residential Re-REMIC					CDO Subordinate
Current face	$318,703	$236,070	$-	-	Current face	$35,344	$35,311	$35,277	$38,405
Unamortized discount	(144,351)	(134,621)	-	-	Unamortized discount	(19,632)	(19,460)	(19,086)	(18,319)
Credit reserve	(94,626)	(45,874)	-	-	Credit reserve	(13,600)	(13,568)	(13,534)	(16,476)
Unrealized gains (losses)	13,781	(434)	-	-	Unrealized gains	25	25	-	-
Fair value	$93,507	$55,141	$-	-	Fair value	$2,137	$2,308	$2,657	$3,610
			-	-
Average amortized cost	$69,980	$26,419	$-	-	Average amortized cost	$2,255	$2,595	$25	$3,931
Interest income	$3,110	$573	$-	-	Interest income	$73	$163	$10	$376
Annualized yield	17.77%	8.67%	-	-	Annualized yield	12.97%	25.09%	153.66%	38.21%

Residential Prime Subordinate					Note on annualized yields: Cash flows from our investments can be very sporadic and, to some
Current face	$379,276	$412,052	$419,631	$448,943	extent, unexpected. The fair value of some assets is close to zero and any interest income results
Unamortized discount	(22,979)	(28,545)	(87,421)	(90,582)	in unusally high reported yields that are not sustainable.
Credit reserve	(306,728)	(319,653)	(291,592)	(308,447)
Unrealized losses	(27,643)	(37,112)	(11,606)	(6,127)
Fair value	$21,926	$26,742	$29,012	$43,787

Average amortized cost	$58,637	$43,020	$47,070	$88,943
Interest income	$4,299	$3,907	$8,220	$8,185
Annualized yield	29.33%	36.32%	69.85%	36.81%

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 7: Balances & Yields by Securities Portfolio at Redwood

Table 8: Securities Portfolio Activity at Redwood ($ in thousands)

	2009	2009	2009	2008		2009	2009	2009	2008
	Q3	Q2	Q1	Q4		Q3	Q2	Q1	Q4
Residential Prime Senior					Residential Real Estate Loans
Beginning fair value	$183,466	$87,766	$50,965	$21,395	Beginning fair value	$2,336	$2,577	$2,624	$3,150
Acquisitions	134,738	120,982	49,107	35,866	Principal payments	(28)	(185)	(27)	(40)
Sales	(5,091)	(35,713)	-	-	Premium amortization	-	-	-	-
Effect of principal payments	(13,121)	(6,499)	(2,337)	(347)	Transfers to REO	-	-	-	(14)
Change in fair value, net	36,667	16,930	(9,969)	(5,949)	Changes in fair value, net	(9)	(56)	(20)	(472)
Ending fair value	$336,659	$183,466	$87,766	$50,965	Ending fair value	$2,299	$2,336	$2,577	$2,624

Residential Non-Prime Senior					Commercial Subordinate
Beginning fair value	$230,955	$74,383	$42,820	$48,246	Beginning fair value	$15,669	$22,915	$42,490	$63,686
Acquisitions	84,837	162,745	48,444	10,419	Acquisitions	-	-	-	-
Sales	(56,299)	(14,613)	(373)	(867)	Sales	-	-	-	-
Effect of principal payments	(11,083)	(5,128)	(1,573)	(549)	Effect of principal payments	-	-	-	-
Change in fair value, net	30,590	13,568	(14,935)	(14,429)	Change in fair value, net	1,164	(7,246)	(19,575)	(21,196)
Ending fair value	$279,000	$230,955	$74,383	$42,820	Ending fair value	$16,833	$15,669	$22,915	$42,490

Re-REMIC					Commercial Real Estate Loans
Beginning fair value	$55,141	$-	$-	$-	Beginning fair value	$247	$248	$249	$250
Acquisitions	25,073	55,562	-	-	Principal payments	(2)	(2)	(2)	(2)
Sales	-	-	-	-	Discount amortization	1	1	1	1
Effect of principal payments	-	-	-	-	Credit provision	-	-	-	-
Change in fair value, net	13,293	(421)	-	-	Changes in fair value, net	-	-	-	-
Ending fair value	$93,507	$55,141	$-	$-	Ending fair value	$246	$247	$248	$249

Residential Prime Subordinate					CDO Subordinate
	$26,742	$29,012	$43,787	$86,272	Beginning fair value	$2,308	$2,657	$3,610	$4,065
Acquisitions	1,390	1,829	-	-	Acquisitions	-	-	-	-
Sales	(1,409)	-	-	-	Sales	-	-	-	-
Effect of principal payments	(880)	(1,050)	(946)	(1,311)	Effect of principal payments	-	-	(37)	(69)
Change in fair value, net	(3,917)	(3,049)	(13,829)	(41,174)	Change in fair value, net	(171)	(349)	(916)	(386)
Ending fair value	$21,926	$26,742	$29,012	$43,787	Ending fair value	$2,137	$2,308	$2,657	$3,610

Residential Non-Prime Subordinate
Beginning fair value	$3,192	$4,537	$7,313	$5,073
Acquisitions	-	-	-	3,630
Sales	-	-	-	-
Effect of principal payments	(38)	(67)	(98)	(148)
Change in fair value, net	(1,949)	(1,278)	(2,678)	(1,242)
Ending fair value	$1,205	$3,192	$4,537	$7,313

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 8: Securities Portfolio Activity at Redwood	57

Table 9A: Residential Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)	58

	2009	2009	2009	2008		2009	2009	2009	2008
	Q3	Q2	Q1	Q4		Q3	Q2	Q1	Q4
Residential Senior Prime
Principal value	$431,289	$276,444	$160,009	$90,256	Southern CA	27%	24%	24%	24%
Unamortized discount	(124,295)	(91,221)	(64,884)	(41,980)	Northern CA	20%	23%	23%	22%
Discount designated as credit reserve	(11,069)	(3,486)	(621)	-	Florida	6%	5%	5%	5%
Unrealized gain (loss)	40,734	1,729	(6,738)	2,689	New York	7%	7%	7%	7%
Fair value	$336,659	$183,466	$87,766	$50,965	Georgia	2%	2%	2%	2%
Fair value / principal value	78%	66%	55%	56%	New Jersey	3%	3%	3%	3%
					Texas	2%	2%	2%	3%
Security Type					Arizona	2%	2%	2%	2%
ARM	$-	$-	$-	$-	Illinois	3%	3%	3%	3%
Hybrid	306,402	175,940	86,282	48,805	Colorado	2%	2%	2%	2%
Fixed	30,257	7,526	1,484	2,160	Virginia	4%	4%	4%	4%
Total fair value	$336,659	$183,466	$87,766	$50,965	Other states	22%	23%	23%	23%

Residential Senior Prime					Wtd Avg Original LTV	68%	68%	68%	68%
Coupon income	$4,743	$3,066	$1,733	$749	Original LTV: 0 - 50	13%	13%	13%	13%
Discount amortization	3,688	2,410	1,128	243	Original LTV: 50.01 - 60	12%	12%	12%	12%
Total interest income	$8,431	$5,476	$2,861	$992	Original LTV: 60.01 - 70	22%	22%	22%	22%
					Original LTV: 70.01 - 80	50%	49%	49%	49%
Average amortized cost	$264,773	$164,386	$77,651	$37,746	Original LTV: 80.01 - 90	2%	2%	2%	3%
					Original LTV: 90.01 - 100	1%	1%	1%	1%
Coupon income %	7.17%	7.46%	8.93%	7.94%	Unknown	0%	1%	1%	0%
Discount amortization %	5.57%	5.86%	5.81%	2.58%
Annualized interest income / avg. amt. cost	12.74%	13.32%	14.74%	10.51%	Wtd Avg FICO	740	741	741	741
					FICO: <= 600	0%	0%	0%	0%
					FICO: 601 - 620	0%	0%	0%	0%
Principal value	$379,276	$412,052	$419,631	$448,943	FICO: 621 - 640	1%	1%	1%	1%
Unamortized discount	(22,979)	(28,545)	(87,421)	(90,582)	FICO: 641 - 660	2%	2%	2%	2%
Discount designated as credit reserve	(306,728)	(319,653)	(291,592)	(308,447)	FICO: 661 - 680	5%	5%	5%	5%
Unrealized loss	(27,643)	(37,112)	(11,606)	(6,127)	FICO: 681 - 700	9%	9%	9%	8%
Fair value	$21,926	$26,742	$29,012	$43,787	FICO: 701 - 720	14%	13%	13%	13%
Fair value / principal value	6%	6%	7%	10%	FICO: 721 - 740	14%	14%	14%	14%
					FICO: 741 - 760	16%	16%	16%	16%
Security Type					FICO: 761 - 780	19%	19%	19%	19%
ARM	$1,301	$1,413	$1,736	$2,580	FICO: 781 - 800	14%	15%	15%	15%
Hybrid	14,780	18,544	20,325	32,482	FICO: >= 801	4%	4%	4%	4%
Fixed	5,845	6,785	6,951	8,725	Unknown	2%	2%	2%	3%
Total fair value	$21,926	$26,742	$29,012	$43,787
					Conforming % (1)	59%	59%	60%	61%
Residential Subordinate Prime					> $1 MM %	8%	8%	8%	8%
Coupon income	$4,698	$5,155	$5,615	$6,219
(Premium) discount amortization	(399)	(1,248)	2,887	1,966	2nd Home %	7%	7%	7%	6%
Total interest income	$4,299	$3,907	$8,502	$8,185	Investment Home %	2%	2%	1%	1%

Average amortized cost	$58,637	$43,020	$47,070	$88,943
					Purchase	44%	44%	44%	44%
Coupon income %	32.05%	47.93%	47.72%	27.97%	Cash Out Refi	22%	21%	21%	21%
(Premium) discount amortization %	-2.72%	-11.61%	24.53%	8.84%	Rate-Term Refi	33%	34%	34%	35%
Annualized interest income / avg. amt. cost	29.33%	36.32%	72.25%	36.81%	Construction	0%	0%	0%	0%
					Other	1%	1%	1%	0%
Underlying Prime Loan Characteristics
					Full Doc	55%	56%	55%	55%
Number of loans	184,849	201,789	216,362	237,131	No Doc	5%	4%	4%	4%
Total loan face	$84,519,707	$92,121,182	$98,573,943	$107,131,216	Other Doc (Lim, Red, Stated, etc)	37%	37%	38%	38%
Average loan size	$457	$457	$456	$452	Unknown/Not Categorized	3%	3%	3%	3%

Year 2008 origination	0%	0%	0%	0%	2-4 Family	1%	1%	1%	1%
Year 2007 origination	9%	9%	9%	9%	Condo	10%	10%	10%	10%
Year 2006 origination	12%	12%	14%	14%	Single Family	88%	88%	88%	87%
Year 2005 origination	20%	19%	17%	17%	Other	1%	1%	1%	2%
Year 2004 origination and earlier	59%	60%	60%	60%

(1) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).
(2) Only the loan groups providing direct cash flows to our securities are included.

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 9A: Residential Prime Securities at Redwood and Underlying Loan Characteristics

Table 9B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)

	2009	2009	2009	2008		2009	2009	2009	2008
	Q3	Q2	Q1	Q4		Q3	Q2	Q1	Q4
Residential Senior Non-Prime
Principal value	$403,675	$396,135	$182,851	$108,871	Southern CA	26%	25%	27%	30%
Unamortized discount	(137,899)	(141,761)	(77,193)	(50,687)	Northern CA	16%	18%	19%	22%
Discount designated as credit reserve	(10,098)	(16,009)	(4,159)	(3,827)	Florida	9%	9%	10%	10%
Unrealized gain (loss)	23,322	(7,410)	(27,116)	(11,537)	New York	5%	5%	5%	4%
Fair value	$279,000	$230,955	$74,383	$42,820	Georgia	2%	2%	1%	1%
Fair value / principal value	69%	58%	41%	39%	New Jersey	4%	4%	4%	3%
					Texas	2%	2%	1%	1%
Security Type					Arizona	3%	3%	3%	3%
Option ARM	$25,747	$18,586	$17,796	$23,820	Illinois	2%	2%	3%	2%
Hybrid	154,998	158,886	50,616	13,519	Colorado	2%	2%	2%	2%
Fixed	98,255	53,483	5,971	5,481	Virginia	3%	3%	3%	3%
Total fair value	$279,000	$230,955	$74,383	$42,820	Other states	26%	25%	22%	19%

Residential Senior Non-Prime					Wtd Avg Original LTV	74%	74%	74%	74%
Coupon income	$4,156	$2,871	$1,251	$879	Original LTV: 0 - 50	5%	5%	5%	5%
Discount amortization	6,357	3,865	2,194	711	Original LTV: 50.01 - 60	7%	7%	7%	7%
Total interest income	$10,513	$6,736	$3,445	$1,590	Original LTV: 60.01 - 70	17%	17%	18%	19%
					Original LTV: 70.01 - 80	59%	59%	60%	59%
Average amortized cost	$270,353	$168,383	$87,464	$63,050	Original LTV: 80.01 - 90	8%	8%	7%	7%
					Original LTV: 90.01 - 100	4%	4%	3%	3%
Coupon income %	6.15%	6.82%	5.72%	5.58%	Unknown	0%	0%	0%	0%
Discount amortization %	9.41%	9.18%	10.03%	4.51%
Annualized interest income / avg. amt. cost	15.55%	16.00%	15.75%	10.09%	Wtd Avg FICO	707	705	705	706
					FICO: <= 600	2%	2%	2%	3%
					FICO: 601 - 620	2%	3%	3%	3%
Principal value	$158,613	$230,404	$327,766	$452,327	FICO: 621 - 640	5%	5%	5%	5%
Unamortized discount	(16,556)	(18,846)	(19,512)	(29,092)	FICO: 641 - 660	8%	8%	8%	7%
Discount designated as credit reserve	(140,046)	(208,839)	(305,422)	(419,194)	FICO: 661 - 680	13%	12%	12%	12%
Unrealized (loss) gain	(806)	473	1,705	3,272	FICO: 681 - 700	15%	16%	16%	16%
Fair value	$1,205	$3,192	$4,537	$7,313	FICO: 701 - 720	14%	14%	14%	14%
Fair value / principal value	1%	1%	1%	2%	FICO: 721 - 740	12%	12%	12%	13%
					FICO: 741 - 760	11%	11%	11%	11%
Security Type					FICO: 761 - 780	9%	9%	9%	9%
Option ARM	$907	$2,639	$3,618	$5,082	FICO: 781 - 800	6%	5%	5%	5%
Hybrid	293	400	571	1,307	FICO: >= 801	2%	2%	2%	2%
Fixed	5	153	348	924	Unknown	1%	1%	1%	0%
Total fair value	$1,205	$3,192	$4,537	$7,313
					Conforming % (1)	74%	71%	62%	60%
Residential Subordinate Non-Prime					> $1 MM %	9%	10%	17%	19%
Coupon income	$1,128	$2,318	$5,779	$4,503
(Premium) discount amortization	143	(703)	553	780	2nd Home %	5%	5%	7%	7%
Total interest income	$1,271	$1,615	$6,332	$5,283	Investment Home %	8%	8%	7%	7%

Average amortized cost	$2,218	$2,767	$3,450	$4,105
					Purchase	40%	41%	37%	35%
Coupon income %	203.50%	335.10%	670.16%	438.78%	Cash Out Refi	42%	42%	44%	46%
Discount (premium) amortization %	25.74%	-101.60%	64.12%	76.00%	Rate-Term Refi	17%	16%	19%	19%
Annualized interest income / avg. amt. cost	229.25%	233.50%	734.28%	514.79%	Construction	0%	0%	0%	0%
					Other	1%	1%	0%	0%
Underlying Non-Prime Loan Characteristics
					Full Doc	34%	32%	27%	24%
Number of loans	73,970	71,041	64,541	88,331	No Doc	2%	2%	6%	4%
Total loan face	$21,588,255	$22,498,418	$24,833,600	$36,262,301	Other Doc (Lim, Red, Stated, etc)	62%	64%	66%	71%
Average loan size	$292	$317	$385	$411	Unknown/Not Categorized	2%	2%	1%	1%

Year 2008 origination	0%	0%	0%	0%	2-4 Family	5%	5%	4%	4%
Year 2007 origination	22%	23%	36%	33%	Condo	9%	9%	10%	10%
Year 2006 origination	8%	8%	12%	22%	Single Family	86%	86%	85%	86%
Year 2005 origination	36%	34%	27%	28%	Other	0%	0%	1%	0%
Year 2004 origination and earlier	34%	35%	25%	17%

(1) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).
(2) Only the loan groups providing direct cash flows to our securities are included.

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 9B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics	59

Table 10: Residential Real Estate Loan Characteristics ($ in thousands)	60

	2009	2009	2009	2008	2008	2008	2008	2007	2007	2007
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2

Residential loans	$3,827,086	$3,952,147	$4,523,877	$4,617,269	$6,070,083	$6,322,868	$6,702,726	$7,106,018	$7,546,529	$8,256,759
Number of loans	13,232	13,648	14,880	15,203	18,037	18,706	19,801	21,000	21,981	24,452
Average loan size	$289	$290	$304	$304	$337	$338	$339	$338	$343	$338

Adjustable %	95%	95%	85%	85%	67%	67%	67%	68%	69%	71%
Hybrid %	5%	5%	15%	15%	33%	33%	33%	32%	31%	29%
Fixed %	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

Amortizing %	3%	3%	4%	4%	5%	5%	5%	5%	5%	5%
Interest-only %	97%	97%	96%	96%	95%	95%	95%	95%	95%	95%
Negatively amortizing %	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

Southern California	11%	11%	12%	12%	15%	15%	15%	14%	15%	14%
Northern California	8%	8%	9%	9%	11%	11%	11%	10%	10%	11%
Florida	14%	14%	13%	13%	13%	13%	13%	13%	12%	12%
New York	7%	7%	6%	6%	6%	6%	6%	6%	6%	6%
Georgia	5%	5%	5%	5%	4%	4%	4%	4%	4%	4%
New Jersey	4%	4%	4%	4%	4%	4%	4%	4%	4%	4%
Texas	5%	5%	5%	5%	4%	4%	4%	5%	5%	5%
Arizona	3%	3%	3%	3%	3%	3%	3%	4%	4%	4%
Illinois	2%	2%	3%	3%	3%	3%	3%	3%	3%	3%
Colorado	4%	4%	4%	4%	3%	3%	3%	3%	3%	3%
Virginia	3%	3%	3%	3%	3%	3%	3%	3%	3%	3%
Other states (none greater than 3%)	34%	34%	33%	33%	31%	30%	30%	31%	31%	31%

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	2%	2%	2%	2%	13%	13%	13%	13%	12%	11%
Year 2006 origination	5%	5%	15%	15%	21%	21%	20%	20%	19%	18%
Year 2005 origination	4%	4%	4%	4%	5%	5%	5%	5%	5%	5%
Year 2004 origination or earlier	89%	89%	79%	79%	61%	61%	62%	62%	64%	66%

Wtd Avg Original LTV	67%	67%	68%	68%	69%	69%	69%	69%	68%	68%
Original LTV: 0 - 50	18%	18%	17%	17%	15%	15%	15%	15%	15%	15%
Original LTV: 50 - 60	11%	11%	11%	11%	11%	11%	11%	11%	11%	11%
Original LTV: 60 - 70	20%	20%	19%	19%	19%	19%	19%	19%	19%	20%
Original LTV: 70 - 80	43%	43%	46%	46%	49%	49%	49%	48%	48%	47%
Original LTV: 80 - 90	2%	2%	2%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90 - 100	6%	6%	5%	5%	4%	4%	4%	5%	5%	5%

Wtg Avg FICO	2	731	731	732	732	732	732	732	732	732
FICO: <= 600	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 601 -620	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 621 - 640	2%	2%	2%	2%	1%	1%	2%	1%	2%	2%
FICO: 641 -660	4%	4%	4%	4%	3%	3%	3%	3%	3%	3%
FICO: 661 - 680	8%	8%	7%	7%	7%	8%	7%	7%	7%	7%
FICO: 681 - 700	12%	12%	12%	12%	12%	12%	12%	12%	12%	12%
FICO: 701 - 720	13%	14%	13%	13%	13%	14%	13%	14%	13%	14%
FICO: 721 - 740	13%	13%	13%	13%	13%	14%	13%	13%	13%	13%
FICO: 741 - 760	14%	14%	15%	15%	15%	15%	15%	15%	15%	15%
FICO: 761 - 780	16%	16%	17%	17%	17%	17%	17%	17%	17%	17%
FICO: 781 - 800	12%	12%	12%	12%	13%	13%	13%	13%	13%	13%
FICO: >= 801	4%	3%	3%	3%	4%	4%	4%	3%	4%	4%

Conforming % (1)	56%	56%	55%	52%	34%	33%	34%	34%	35%	35%
% balance in loans > $1mm per loan	16%	16%	14%	14%	15%	15%	15%	15%	15%	15%

2nd home %	12%	12%	11%	11%	11%	11%	11%	11%	11%	11%
Investment home %	4%	4%	3%	3%	3%	3%	3%	3%	3%	3%

Purchase	31%	31%	34%	34%	36%	36%	36%	36%	36%	35%
Cash out refinance	36%	35%	34%	34%	32%	32%	32%	32%	32%	32%
Rate-term refinance	31%	32%	31%	31%	30%	30%	30%	30%	31%	31%
Other	2%	2%	1%	1%	2%	2%	2%	2%	2%	2%

(1) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available during the corresponding period was used.  For September 30, 2009, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 3RD QUARTER 2009	Table 10: Residential Real Estate Loan Characteristics

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS:	DIRECTORS:

George E. Bull, III	George E. Bull, III
Chairman of the Board and	Chairman of the Board and
Chief Executive Officer	Chief Executive Officer

Martin S. Hughes	Richard D. Baum
President, Chief Financial Officer,	Former Chief Deputy Insurance
and Co-Chief Operating Officer	Commissioner for the State of California

Brett D. Nicholas	Thomas C. Brown
Chief Investment Officer and	COO, McGuire Real Estate and
Co-Chief Operating Officer	Principal Shareholder, Urban Bay Properties, Inc.

Harold F. Zagunis	Mariann Byerwalter
Chief Risk Officer, Treasurer,	Chairman, JDN Corporate
and Managing Director	Advisory LLC

Douglas B. Hansen
Private Investor

Greg H. Kubicek
President, The Holt Group, Inc.

Diane L. Merdian
STOCK LISTING:	Private Investor
The Company’s common stock is traded
on the New York Stock Exchange under	Georganne C. Proctor
the symbol RWT	Executive Vice President and
Chief Financial Officer, TIAA-CREF
CORPORATE HEADQUARTERS:
One Belvedere Place, Suite 300	Charles J. Toeniskoetter
Mill Valley, California 94941	Chairman, Toeniskoetter & Breeding, Inc.
Telephone: (415) 389-7373	Development
Chairman & CEO, Toeniskoetter Construction, Inc.
NEW YORK OFFICE:
245 Park Avenue, 39th Floor	David L. Tyler
New York, New York 10167	Private Investor
Telephone: (212) 792-4210

INVESTOR RELATIONS:
Mike McMahon
Managing Director
Paula Kwok
Assistant Vice President
Investor Relations Hotline: (866) 269-4976	TRANSFER AGENT:
Email: investorrelations@redwoodtrust.com	Computershare
2 North LaSalle Street
GRAPHIC DESIGN:	Chicago, IL 60602
Emily Spoon	Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com